EXECUTION COPY
STOCK PURCHASE AGREEMENT
By and Among
Forward Air Corporation,
Central States Trucking Co., Central States Logistics, Inc.,
Central States Inc.
and
the Stockholders of Central States Inc.
January 23, 2014

Page
ARTICLE I -    SALE AND PURCHASE OF THE SHARES                            1
1.1    Sale and Purchase of the Shares                                    1
1.2    Payment for the Shares                                        1
1.3    Estimated Purchase Price                                        1
1.4    Closing Date Balance Sheet and Working Capital Statement                        2
1.5    Disputes                                                2
1.6    Post-Closing Purchase Price Payments and Working Capital Adjustment                3
1.7    Purchase Price Allocation                                        3
ARTICLE II -    CLOSING                                            4
2.1    Closing                                                4
2.2    Payment of the Estimated Purchase Price                                4
2.3    Payment of Funded Indebtedness                                    4
2.4    Deliveries by the Seller                                        5
2.5    Termination in the Absence of Closing                                5
ARTICLE III -     REPRESENTATIONS AND WARRANTIES OF EACH COMPANY AND
THE SELLER                                        5
3.1    Corporate Existence and Qualification                                5
3.2    Authority, Approval and Enforceability                                6
3.3    Capitalization and Business Records                                6
3.4    Subsidiaries                                            6
3.5    No Company Defaults or Consents                                    6
3.6    No Proceedings                                            7
3.7    Employee Benefit Matters                                        7
3.8    Financial Statements; No Undisclosed Liabilities                     10
3.9    Absence of Certain Changes                                 10
3.10     Compliance with Laws                                     12
3.11     Litigation                                         12
3.12     Real Property                                         12
3.13    Material Contracts                                     13
3.14     Insurance                                         14
3.15    Intangible Rights                                         14
3.16     Equipment and Other Tangible Property                             16
3.17     Permits; Environmental Matters                                 16

(continued)
Page
3.18    Banks                                             18
3.19     Customers                                          18
3.20     Labor Matters                                         18
3.21    Transactions With Affiliates                                 19
3.22     Broker or Finder Fees                                     19
3.23     Certain Payments                                         19
3.24     Accounts Receivable                                     19
3.25     Disclosure                                         20
3.26     Organization and Authority                                 20
3.27     Authorization and Enforceability                                 20
3.28     No Defaults or Consents                              20
3.29     No Proceedings                                         21
3.30     Brokers                                             21
3.31    Title to Securities                                         21
ARTICLE IV -     REPRESENTATIONS AND WARRANTIES OF BUYER                     21
4.1    Corporate Existence and Qualification                             21
4.2    Authority, Approval and Enforceability                             21
4.3    No Default or Consents                                     22
4.4    No Proceedings                                         22
4.5    Investment Representations                                 22
4.6     Brokers                                             22
4.7    Financial Capacity                                     22
ARTICLE V -    OBLIGATIONS PRIOR TO THE CLOSING                         23
5.1    Buyer’s Access to Information and Properties                         23
5.2    Conduct of Business and Operations                             23
5.3    General Restrictions                                     23
5.4    Notice Regarding Changes                                     24
5.5    Efforts to Consummate                                     24
5.6    No Shop                                             25
5.7    Termination and Funding of 401(k) Plan                             25
5.8    HSR Act                                             25
ARTICLE VI - CONDITIONS TO THE SELLER’S AND BUYER’S OBLIGATIONS                 26
6.1    Conditions to Obligations of the Seller                              26

(continued)
Page
6.2    Conditions to Obligations of Buyer                                 27
ARTICLE VII-     POST-CLOSING OBLIGATIONS                                 28
7.1    Further Assurances                                     28
7.2    Publicity                                         28
7.3    Post-Closing Indemnity                                     28
7.4    Non-Solicitation, Non-Compete and Non-Disclosure                         29
ARTICLE VIII-     TAX MATTERS                                         31
8.1    Representations and Obligations Regarding Taxes                          31
8.2    Indemnification for Taxes                                     33
8.3    Additional Agreements                                     34
8.4    Potential State Tax Matters                                  36
ARTICLE IX -     MISCELLANEOUS                                     36
9.1    Limitation on Liability                                     36
9.2    Confidentiality                                         39
9.3    Brokers                                             39
9.4    Costs and Expenses                                     39
9.5    Notices                                             39
9.6    Governing Law                                         40
9.7    Entire Agreement; Amendments and Waivers                         41
9.8    Binding Effect and Assignment                                 41
9.9    Exhibits and Schedules                                     41
9.10     Multiple Counterparts                                 41
9.11    References and Construction                                 41
9.12    Seller’s Representative                                     42
ARTICLE X -    DEFINITIONS                                         43
10.1     Affiliate                                             43
10.2     Affiliated Group                                          43
10.3     Available Cash                                         43
10.4     Code                                             43
10.5     Collateral Agreements                                     43
10.6     Confidential Information                                     44
10.7     Contracts                                         44
10.8     Damages                                          44

(continued)
LIST OF SCHEDULES
Schedule 1.3    Sample Calculation of Estimated Purchase Price
Schedule 1.7(b)    Allocation Statement
Schedule 2.3    Funded Indebtedness
Schedule 3.1    Qualifications as Foreign Corporation
Schedule 3.3    Outstanding Securities
Schedule 3.5    Company Defaults or Consents
Schedule 3.7(a)    Benefit Programs
Schedule 3.7(c)    Benefit Plan Liabilities
Schedule 3.8(a)    Company Financial Statements
Schedule 3.8(b)    Scheduled Liabilities
Schedule 3.9(b)    Certain Actions
Schedule 3.10    Compliance with Laws
Schedule 3.11    Litigation
Schedule 3.12(b)    Leased Premises
Schedule 3.13(a)    Material Contracts
Schedule 3.14    Insurance
Schedule 3.15    Intangible Rights
Schedule 3.15(a)    Royalties
Schedule 3.16(a)    Tangible Company Properties
Schedule 3.16(b)    Title of Tangible Company Properties
Section 3.16(c)    Condition of Tangible Company Properties
Schedule 3.17(a)    Permits
Schedule 3.17(b)    Environmental Matters
Schedule 3.17(c)    Noncompliance with Environmental Laws
Schedule 3.18    Bank Accounts and Authorized Signatories
Schedule 3.19    Customers
Schedule 3.21    Affiliate Transactions
Schedule 3.22    Broker or Finder Fees
Schedule 3.24    Accounts Receivable
Schedule 3.28    Seller Defaults or Consents

Schedule 6.2(d)    Required Consents
Schedule 6.2(k)    Contracts to be Terminated
Schedule 8.1    Tax Matters
LIST OF EXHIBITS
Exhibit A - Escrow Agreement    A-1
STOCK PURCHASE AGREEMENT
This STOCK PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of the 23rd day of January, 2014, by and among (i) Forward Air Corporation, a Tennessee corporation (“Buyer”); (ii) Central States Trucking Co., a Delaware corporation, and Central States Logistics, Inc., an Illinois corporation (each, a “Company” and collectively, the “Companies”); (iii) Central States Inc., an Illinois corporation and sole stockholder of each of the Companies (the “Seller”); and (iv) each of the stockholders of the Seller (the “Stockholders”).
RECITALS
A.The Seller owns of record and beneficially all of the issued and outstanding capital stock (the “Shares”) of each Company.
B.The Stockholders own of record and beneficially all of the issued and outstanding capital stock of the Seller.
C.Buyer desires to purchase the Shares, and the Seller desire to sell such Shares, upon the terms and subject to the conditions set forth herein.
AGREEMENT
NOW, THEREFORE, in consideration of the premises and of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
ARTICLE I - SALE AND PURCHASE OF THE SHARES
1.1    Sale and Purchase of the Shares.
(a)On the terms and subject to the conditions set forth in this Agreement, at the
(b)Closing (as defined below), the Seller shall sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase, acquire, receive and accept delivery of, the Shares, free and clear of any and all Liens.
(c)To effect the transfers contemplated by Section 1.1(a), at the Closing, the Seller
(d)shall deliver or cause to be delivered to Buyer, against payment therefor in accordance with Section 1.2 hereof, original stock certificates representing the Shares, accompanied by original stock powers duly executed in blank and otherwise in a form reasonably acceptable to Buyer for transfer on the books of each Company.
1.2    Payment for the Shares. As payment in full for the Shares being acquired by Buyer hereunder, Buyer shall pay, in the manner set forth in Section 2.2 hereof, the sum of (a) $95,590,481 minus (b) the amount of the Companies’ consolidated Funded Indebtedness as of the Closing Date, plus
(e)the amount of the Companies’ consolidated Available Cash, plus (d) the excess, if any, of the Companies’ consolidated Working Capital as of the Closing Date (“Closing Date Working Capital”) over $6,850,000, minus (e) the excess, if any, of $6,350,000 over the Closing Date Working Capital (such sum is referred to herein as the “Purchase Price”), subject to further adjustment as provided in Section 1.6, Section 7.3 and Section 8.2 hereof.
1.3    Estimated Purchase Price. Not later than two (2) business days prior to the scheduled
Closing Date, the Seller’s Representative shall estimate the Purchase Price (the “Estimated Purchase
Price”) and provide a calculation of estimated Funded Indebtedness, Available Cash and Closing Date Working Capital reflected therein, including such schedules and data as may be appropriate to support such calculations. A sample calculation of the Estimated Purchase Price based on the Companies’ November 30, 2013 balance sheet is attached hereto as Schedule 1.3. The Estimated Purchase Price shall be subject to approval by Buyer, which approval shall not be unreasonably withheld or delayed. Buyer and the Seller’s Representative shall acknowledge the Estimated Purchase Price in a writing that specifies the estimated Funded Indebtedness, Available Cash and Closing Date Working Capital reflected therein.
1.4    Closing Date Balance Sheet and Working Capital Statement. As soon as practical (and in no event later than one hundred twenty (120) days after the Closing Date), Buyer shall cause to be prepared and delivered to the Seller’s Representative (a) a consolidated balance sheet for the Companies dated as of the Closing Date (the “Closing Date Balance Sheet”), and (b) a calculation of the Purchase Price, including the Funded Indebtedness, Available Cash and Closing

Date Working Capital reflected therein, including such schedules and data as may be appropriate to support such calculations (the “Buyer’s Report”). At all reasonable times during the period from and after delivery of the Closing Date Balance Sheet and the Buyer’s Report through the resolution of all disputes among the parties with respect to the determination of the Purchase Price, the Seller and its accountants and other advisors shall be entitled to review the Closing Date Balance Sheet, the Buyer’s Report, and any working papers, trial balances and similar materials relating to the Closing Date Balance Sheet and the Buyer’s Report prepared by or on behalf of Buyer and/or its accountants or other advisors.
1.5    Disputes. The following sets forth the procedures for resolving disputes among the parties with respect to the determination of the Purchase Price:
(a)Within thirty (30) days after delivery to the Seller’s Representative of the
(b)Buyer’s Report, the Seller’s Representative may deliver to Buyer a written report (the “Seller’s Report”) advising Buyer either that the Seller’s Representative (i) agrees with the calculation of the Purchase Price reflected in Buyer’s Report, or (ii) deems that one or more adjustments are required. If Buyer shall concur with the adjustments proposed in the Seller’s Report, or if Buyer shall not object thereto in a writing delivered to the Seller’s Representative within thirty (30) days after Buyer’s receipt of the Seller’s Report, the calculation of the Purchase Price set forth in the Seller’s Report shall become final and shall not be subject to further review, challenge or adjustment absent fraud. If the Seller’s Representative does not submit the Seller’s Report within the 30-day period provided herein, then the calculation of the Purchase Price set forth in the Buyer’s Report shall become final and shall not be subject to further review, challenge or adjustment absent fraud.
(c)In the event that the Seller’s Representative submits the Seller’s Report pursuant
(d)to Section 1.5(a)(ii) and Buyer timely objects by written notice as set forth in Section 1.5(a), Buyer and the Seller’s Representative shall confer in good faith to attempt to resolve any disagreements between the Buyer’s Report and the Seller’s Report. If Buyer and the Seller’s Representative are unable to resolve such disagreements within thirty (30) days after the date of Buyer’s written objection to the Seller’s Report, then such disagreements shall be referred to the Chicago, Illinois office of KPMG LLP or another recognized firm of independent certified public accountants selected by mutual agreement of the Seller’s Representative and Buyer (the “Settlement Accountants”), and the determinations of the Settlement Accountants with respect to the Purchase Price shall be final and shall not be subject to further review, challenge or adjustment absent fraud. The Settlement Accountants shall use their best efforts to reach a determination not more than forty-five (45) days after such referral.
(e)Each party shall pay its own costs and expenses incurred in connection with this
(f)Section 1.5. The costs and expenses of the services of the Settlement Accountants shall be allocated between Buyer and the Seller by the Settlement Accountants such that Buyer (on the one hand) and the
Seller (on the other hand) shall bear a fraction of such expenses equal to (i) the absolute difference between (A) the Purchase Price resulting from the determination of the Settlement Accountants and (B) the Purchase Price reflected in the Buyer’s Report or Seller’s Report, as applicable, divided by (ii) the absolute difference between (A) the Purchase Price reflected in the Buyer’s Report and (B) the Purchase Price reflected in the Seller’s Report.
1.6    Post-Closing Purchase Price Payments and Working Capital Adjustment. If the Purchase
Price as finally determined in accordance with this Article I is less than the Estimated Purchase Price (such amount, the “Purchase Price Shortfall”), then the Seller shall pay to Buyer an amount equal to the amount of such Purchase Price Shortfall; provided, however, that if the entire Purchase Price Shortfall is not paid by the Seller within fifteen (15) business days after the Adjustment Payment Date, Buyer may, at Buyer’s option, recoup the amount of the Purchase Price Shortfall not paid to Buyer from the Escrow Amount in accordance with the terms and conditions of the Escrow Agreement. If the Purchase Price is greater than the Estimated Purchase Price (such amount, the “Purchase Price Excess”), then Buyer shall pay to the Seller an amount equal to the amount of such Purchase Price Excess. Any payments made pursuant to this Section 1.6 shall be made by wire transfer of immediately available funds to the account or accounts designated by the Seller’s Representative or Buyer, as the case may be, within five (5) business days of the date the Purchase Price is final and binding upon the parties (the “Adjustment Payment Date”).
1.7    Purchase Price Allocation.
(a)The parties agree that, for federal income tax purposes, the purchase of the
(b)Shares shall be treated as the purchase by Buyer from Seller of all of the assets of the Companies in accordance with Treasury Regulations §1.1361-5(b)(3), Example 9. None of the parties shall take any position (whether on any Tax Returns, amended Tax Returns, in any Tax proceeding, or otherwise) that is inconsistent with the foregoing treatment.
(c)The parties will allocate the aggregate purchase consideration paid to the Seller
(d)among the assets of the Companies according to the allocation attached as Schedule 1.7(b) of the Disclosure Schedules (the “Allocation Statement”) which shall be adjusted as mutually agreed between the Buyer and the Seller as soon as reasonably practicable after the final adjusted Purchase Price is determined pursuant to this Agreement. The Allocation Statement will be prepared in accordance with Sections 338 and 1060 of the Code and any comparable provisions of state, local or foreign laws, as appropriate. Each of the parties hereto agrees to (i) prepare and timely file all Tax Returns (and all supplements thereto) in a manner consistent with the Allocation Schedule and (ii) act in accordance with the Allocation Schedule for all Tax purposes. The parties will revise the Allocation Schedule to the extent necessary to reflect any post-Closing payment made pursuant to or in connection with this Agreement. Buyer and the Seller agree to promptly provide the other parties with any reasonable additional information with respect to Buyer or the Seller, as the case may be, and reasonable assistance required to complete IRS Form 8594 or to compute Taxes arising in connection with (or otherwise affected by) the transactions contemplated by this Agreement. Each party will promptly inform the others of any challenge by any Taxing Authority to any allocation made pursuant to this Section 1.7(b). None of the Parties shall take any position (whether on any Tax Returns, Amended Tax Returns, in any Tax Proceeding, or otherwise) that is inconsistent with this Section 1.7(b) or the Allocation Schedule.
ARTICLE II - CLOSING
2.1    Closing. Subject to the conditions stated in Article VI of this Agreement, the closing of the transactions contemplated hereby (the “Closing”) shall be held at 9:00 a.m., local time, on the second (2nd) business day after all of the conditions set forth in Article VI shall have been satisfied or waived, via the electronic exchange of signature pages between the parties, or at such other time and place as the parties shall mutually agree. The date upon which the Closing occurs is hereinafter referred to as the “Closing Date.” The Closing will be deemed completed as of 12:01 a.m., local time, on the morning of the Closing Date.
2.2    Payment of the Estimated Purchase Price. At the Closing, Buyer shall
(a)deliver to the account or accounts designated in writing by the Seller’s
(b)Representative at least two (2) business days prior to the Closing Date, an amount equal to the remainder of (x) the Estimated Purchase Price less (y) the Escrow Amount (such remainder is referred to herein as the “Cash Closing Payment”); provided, however, that the Seller’s Representative may, by written notice, direct Buyer to deliver a portion of the Cash Closing Payment to certain third parties for fees, expenses, costs or other obligations arising out of or in connection with the transactions contemplated by this Agreement; and
(c)deliver to Regions Bank, N.A., as escrow agent (the “Escrow Agent”), the sum of
(d)$10,000,000 (the “Escrow Amount”). Subject to the terms and conditions of the Escrow Agreement attached hereto as Exhibit A (the “Escrow Agreement”), fifty percent (50%) of the Escrow Amount shall be released and paid to the Seller’s Representative on behalf of the Seller on the date that is twelve (12) months from the Closing Date, and the balance of the Escrow Amount shall be released and paid to the Seller’s Representative on behalf of the Seller on the date that is eighteen (18) months from the Closing Date.
2.3    Payment of Funded Indebtedness. Each Company represents and warrants to Buyer that all Contracts evidencing Funded Indebtedness are set forth on Schedule 2.3 hereto. Each Company shall provide Buyer, at least two (2) business days prior to the Closing Date, with a customary pay-off letter, in form and substance reasonably acceptable to Buyer (each a “Pay-Off Letter”), from each holder of Funded Indebtedness, if any (which Pay-Off Letters shall contain (a) payoff amounts, including per diems; (b) wire transfer instructions; (c) an affirmative statement by the holder of the applicable Funded Indebtedness that (i) upon payment of the applicable payoff amount, including any per diem, that (A) all obligations of each Company to such holder shall be satisfied in full, (B) all Liens, if any, are automatically released and terminated and (C) all guarantees of the applicable Funded Indebtedness are automatically released and terminated, and (ii) Buyer may rely on such Pay-Off Letter; (d) an agreement by the holder of the applicable Funded Indebtedness to take such further action as may be reasonably requested by any Company or Buyer to further evidence such payment, release and termination; and (e) an authorization for the applicable Company or its designee to file UCC-3 financing statements to release or terminate of record any such Liens upon payment of such applicable payoff amount, including any per diem, and make arrangements, reasonably satisfactory to Buyer and its lender(s), for such holders to provide to each Company, immediately after the repayment of all such Funded Indebtedness, recordable form lien releases, canceled notes, and other related documents reasonably requested by Buyer. Any Funded Indebtedness payable to an Affiliate of Seller or any Company shall be paid net of any and all outstanding obligations (monetary or otherwise) owed by an Affiliate (or any officer of any Company or family member of any Affiliate) to any Company (each obligation, an “Affiliate Receivable” and collectively, the “Affiliate Receivables”), which obligations each Company represents and warrants to Buyer are set forth on Schedule 2.3 hereto. At the Closing, Buyer shall pay or satisfy in full all Funded Indebtedness in accordance with the Pay-Off Letters.
2.4    Deliveries by the Seller. At or prior to the Closing, the Seller and each Company shall deliver or cause to be delivered to Buyer:
(a)a certificate executed by such Company and the Seller, as applicable, to the effect
(b)that the conditions set forth in Section 6.2(a) and Section 6.2(e) have been satisfied;
(c)constructive possession (and shall provide actual possession to Buyer within ten

(d)(10) days after the Closing) of the stock books, minute books and corporate seals of each Company; and
(e)constructive possession (and shall provide actual possession to Buyer within ten
(f)(10) days after the Closing) of all agreements, instruments, documents, deeds, books, records, files and other data and information pertaining to the Companies within the possession or control of any of the Companies and/or Seller (collectively, the “Records”); provided, however, that the Seller’s Representative may retain (i) copies of any Tax Returns and Records relating thereto; (ii) copies of any Records that the Seller are reasonably likely to need for complying with Legal Requirements or the provisions of this Agreement or any of the Collateral Agreements; and (iii) copies of any Records that in the reasonable opinion of the Seller’s Representative will be required in connection with the performance of the Seller’s obligations under Article VIII hereof.
2.5    Termination in the Absence of Closing.
(a)Subject to the provisions of Section 2.5(b), if by the close of business on March
(b)15, 2014, the Closing has not occurred, then either Buyer or the Seller’s Representative may thereafter terminate this Agreement by written notice to such effect, to the other parties hereto, without liability of or to any party to this Agreement or any stockholder, director, officer, employee or representative of such party unless the reason for the Closing having not occurred is (i) such party’s willful breach of the provisions of this Agreement, or (ii) if all of the conditions to such party’s obligations set forth in Article VI have been satisfied or waived in writing by the date scheduled for the Closing pursuant to Section 2.1, the willful failure of such party to perform its obligations under this Article II on such date; provided, however, that the provisions of Section 9.2 through Section 9.7 shall survive any such termination.
(c)Any termination pursuant to this Section 2.5 shall not relieve any party hereto of
(d)any liability for (i) such party’s willful breach of the provisions of this Agreement, or (ii) if all of the conditions to such party’s obligations set forth in Article VI have been satisfied or waived in writing by the date scheduled for the Closing pursuant to Section 2.1, the willful failure of such party to perform its obligations under this Article II on such date.
ARTICLE III - REPRESENTATIONS AND WARRANTIES OF EACH COMPANY AND THE
SELLER
A.    Company Representations. Each Company hereby represents and warrants to Buyer that:
3.1    Corporate Existence and Qualification. Each Company is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation. Each Company has the corporate power to own, manage, lease and hold its properties and to carry on its business as and where such properties are presently located and such business is presently conducted. Neither the character of each Company’s properties nor the nature of each Company’s business requires each Company to be duly qualified to do business as a foreign entity in any jurisdiction outside those identified in Schedule 3.1 hereto, except where the failure to be so qualified could not reasonably be expected (individually or in the aggregate) to have a Material Adverse Effect. Each Company is qualified as a foreign entity and in good standing in each jurisdiction listed on Schedule 3.1.
3.2    Authority, Approval and Enforceability. This Agreement has been duly executed and delivered by each Company, and each Company has all requisite corporate power and capacity to execute and deliver this Agreement and all Collateral Agreements executed and delivered or to be executed and delivered in connection with the transactions provided for hereby, to consummate the transactions contemplated hereby and by the Collateral Agreements, and to perform its obligations hereunder and under the Collateral Agreements. The execution, delivery and performance of this Agreement and the Collateral Agreements and the consummation by each Company of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by all necessary corporate action on the part of each Company (including approval of the board of directors of each Company), and no other corporate proceedings on the part of each Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. Assuming the due authorization, execution and delivery by the other parties hereto or thereto, this Agreement and each Collateral Agreement to which each Company is a party constitutes, or upon execution and delivery will constitute, the legal, valid and binding obligation of each Company, enforceable in accordance with its terms, except as such enforcement may be limited by general equitable principles or by applicable bankruptcy, insolvency, moratorium or similar laws and judicial decisions from time to time in effect, which affect creditors’ rights generally.
3.3    Capitalization and Business Records.
(a)All issued and outstanding shares of each Company’s capital stock are owned
(b)beneficially and of record by the Seller as set forth on Schedule 3.3 hereto, free and clear of any and all Liens. All of the outstanding shares of capital stock of each Company are duly authorized, validly issued, fully paid and non-assessable and were not issued in violation of (i) any preemptive or other rights of any Person to acquire securities of each

Company, or (ii) any applicable federal or state securities laws, and the rules and regulations promulgated thereunder (collectively, the “Securities Laws”). Except as set forth on Schedule 3.3, there are no outstanding subscriptions, options, convertible securities, rights (preemptive or otherwise), warrants, calls or agreements relating to any shares of capital stock of each Company.
(c)The copies of the certificate of incorporation and bylaws of each Company
(d)provided to Buyer are true, accurate and complete and reflect all amendments made through the date of this Agreement. The stock and minute books of each Company made available to Buyer for review were correct and complete as of the date of such review, no further entries have been made through the date of this Agreement, and such stock and minute books contain an accurate record of all material corporate actions of each Company’s stockholders and board of directors (and any committees thereof) of each Company taken by written consent or at a meeting since January 1, 2008.
3.4    Subsidiaries. Neither Company owns, directly or indirectly, any outstanding securities of or other equity-related interests in any other corporation, partnership, joint venture, limited liability company or other Person.
3.5    No Company Defaults or Consents. Except as otherwise set forth in Schedule 3.5 hereto, neither the execution and delivery of this Agreement nor the carrying out of any of the transactions contemplated hereby will:
(a)    violate or conflict with any of the terms, conditions or provisions of the certificate of incorporation or bylaws of any Company;
(a)violate any Legal Requirements applicable to any Company;
(b)violate, conflict with, result in a breach of, constitute a default under (whether with or without notice or the lapse of time or both), or accelerate or permit the acceleration of the performance required by, or give any other party the right to terminate, any material Contract or Permit binding upon or applicable to any Company, including, but not limited to, any Contracts required to be listed on Schedule 3.13(a) and each Contract required to be listed on Schedule 3.15;
(c)result in the creation of any Lien on any material properties of any Company; or
(d)require any Company to obtain or make any material waiver, consent, action, approval or authorization of, or registration, declaration, notice or filing with, any private non-governmental third party or any Governmental Authority, other than as may be required pursuant to the HSR Act.
3.6    No Proceedings. No suit, action or other proceeding is pending or, to the Knowledge of each Company, threatened before any Governmental Authority seeking to restrain any Company or prohibit its entry into this Agreement or prohibit the Closing, or seeking Damages against any Company as a result of the consummation of this Agreement.
3.7    Employee Benefit Matters.
(a)    Schedule 3.7(a) hereto provides a true and complete list of each of the following, if any, which is sponsored, maintained or contributed to for the benefit of employees of, or for which any liability may arise with respect to, any Company or any trade or business, whether or not incorporated, that together with such Company would be deemed to be a “single employer” within the meaning of Section 4001(b)(i) of ERISA or Section 414 of the Code (each, an “ERISA Affiliate”):
(i)each “employee benefit plan,” as such term is defined in Section 3(3) of
(ii)the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (whether or not subject to the provisions of ERISA) (each a “Plan” and collectively referred to as the “Plans”), including each “multiemployer plan” within the meaning of Section 3(37) of ERISA (“Multiemployer Plan”), with each Multiemployer Plan identified as such; and
(iii)each equity compensation plan, phantom equity plan or Contract, bonus
(iv)plan or Contract, incentive award plan or Contract, severance pay policy or Contract, change in control plan or Contract, deferred compensation plan or Contract, employment Contract and each other employee benefit plan, Contract or program which is not described in Section 3.7(a)(i) (each a “Benefit Program” and collectively referred to herein as the “Benefit Programs”).
(b)    True, correct and complete copies of each of the Plans (or descriptions of any unwritten Plans), including all amendments thereto, and related contracts and trusts, to the extent applicable, have been furnished to Buyer. There has also been furnished to Buyer, with respect to each Plan, as applicable, the following: (i) copies of the most recent Internal Revenue Service determination letter (including copies of any outstanding requests for determination letters) or advisory or opinion letter with respect to each such Plan intended to qualify under Section 401(a) of the Code; (ii) copies of the most recent summary plan descriptions and any summaries of material modifications thereto; (iii) for the most recent three (3)

plan years, copies of the Form 5500 annual report and accompanying schedules, the actuarial report (to the extent applicable) and the non-discrimination testing results; (iv) each collective bargaining agreement pursuant to which the Companies and their ERISA Affiliates contribute, are obligated to contribute, or have any liability with respect to a Multiemployer Plan; (v) a written statement of the amount of potential withdrawal liability calculated as of the most recent valuation date either by a Multiemployer Plan or by any of the Companies or their ERISA Affiliates using information made available from the Multiemployer Plan pursuant to Section 101 of ERISA; and (vi) the most recent statement provided under Section 104(d) of ERISA. True, correct and complete copies or descriptions of all Benefit Programs have also been furnished to Buyer.
(c)    Except as otherwise set forth in Schedule 3.7(c) hereto,
(i)none of the Companies or their ERISA Affiliates contributes to or has an
(ii)obligation to contribute to, and none of the Companies or their ERISA Affiliates has at any time contributed to or had an obligation to contribute to, (w) a “voluntary employees’ beneficiary association” within the meaning of Section 501(c)(9) of the Code; (x) a multiple employer plan within the meaning of Section 413(b) and (c) of the Code; (y) a Plan, other than a Multiemployer Plan, subject to Section 412 of the Code or Title IV of ERISA or (z) any Plan in which stock of any Company (or its ERISA Affiliate) is or was held as a plan asset;
(iii)each Plan and Benefit Program has been administered in all material
(iv)respects in compliance with its terms and all applicable Legal Requirements including, without limitation, ERISA and the Code;
(v)each of the Companies and their ERISA Affiliates has performed in all
(vi)material respects all obligations, whether arising under Legal Requirements or Contract, required to be performed by it in connection with the Plans and the Benefit Programs, including, without limitation, the notice and continuation coverage requirements of Section 4980B of the Code and Parts 6 and 7 of Title I of ERISA, and, to the Knowledge of each Company, there have been no material defaults or violations by any other party to the Plans or Benefit Programs;
(vii)all material reports and disclosures relating to the Plans required to be
(viii)filed with or furnished to Governmental Authorities, Plan participants or Plan beneficiaries have been filed or furnished in accordance with applicable Legal Requirements in a timely manner;
(ix)each of the Plans intended to be qualified under Section 401 of the Code
(x)satisfies the requirements of such section;
(xi)all premiums, contributions or other payments required to be made to the
(xii)Plans by any of the Companies or their ERISA Affiliates pursuant to their terms and provisions and applicable Legal Requirements as of the Closing Date have been timely made;
(xiii)none of the Plans nor any trust created thereunder or with respect thereto has engaged in any “prohibited transaction” or “party-in-interest transaction” as such terms are defined in Section 4975 of the Code and Section 406 of ERISA that could reasonably be expected to subject any of the Plans or any of the Companies or their ERISA Affiliates to a tax or penalty on prohibited transactions or party-in-interest transactions pursuant to Section 4975 of the Code or Section 502(i) of ERISA;
(xiv)there is no matter pending (other than routine qualification determination filings) with respect to any of the Plans or Benefit Programs before the Internal Revenue Service (the “IRS”), the Department of Labor, the Pension Benefit Guaranty Corporation (“PBGC”) or other Governmental Authorities, and, to the Knowledge of each Company, no such matter is threatened;
(xv)each Plan or Benefit Program that is a “nonqualified deferred
(xvi)compensation plan” (as defined under Section 409A(d)(1) of the Code) has been operated and administered at all times in all material respects in compliance with Section 409A of the Code and the Treasury Regulations promulgated thereunder, and no Plan or Benefit Program provides indemnification or tax gross-up for additional Tax required under Section 409A of the Code;
(i)no stock option, stock appreciation right, or other right to acquire shares
(ii)of any Company’s capital stock or other equity securities of any Company (A) has an exercise price that was less than the fair market value of the underlying equity securities as of the date such stock option, stock appreciation right, or other right was granted as determined by each Company in good faith and in compliance with the relevant IRS guidance in effect on the date of grant (including, without limitation, IRS Notice 2005-1 and Treas. Reg. § 1.409A-1(b)(5)(iv)); (B) has any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such stock option, stock appreciation right, or other right; or (C) has been granted after December 31, 2004, with respect to any class of capital stock that is not “service recipient stock” (within the meaning of applicable regulations under Section 409A of the Code);
(iii)neither the execution and delivery of this Agreement nor the
(iv)consummation of any or all of the transactions contemplated hereby will: (A) entitle any current or former employee of any of the Companies or their ERISA Affiliates to severance pay, unemployment compensation or any similar payment, (B) accelerate the time of payment or vesting or increase the amount of any compensation due to any such employee or former employee, (C) directly or indirectly result in any payment made to or on behalf of any Person to constitute a “parachute payment” within the meaning of Section 280G of the Code, or (D) result in any “prohibited transaction” as defined in Section 4975 of the Code and Section 406 of ERISA;
(v)none of the Companies or their ERISA Affiliates has incurred any liability or taken any action, and no action or event has occurred that could reasonably be expected to cause any of the Companies or their ERISA Affiliates to incur any liability under Section 412 of the Code or Title IV of ERISA with respect to any “single-employer plan” within the meaning of Section 4001(a)(15) of ERISA that is not a Plan;
(vi)with respect to each Multiemployer Plan, (A) none of the Companies or their ERISA Affiliates has made or suffered a “complete withdrawal” or a “partial withdrawal,” as such terms are respectively defined in Sections 4203 and 4205 of ERISA, that has not been satisfied in full, and no event has occurred or is reasonably expected to occur that presents a material risk of a complete withdrawal or partial withdrawal; (B) if the Companies or their ERISA Affiliates were to have a complete or partial withdrawal as of the Closing, no obligation to pay withdrawal liability would exist on the part of the Companies or their ERISA Affiliates; (C) none of the Companies or their ERISA Affiliates has any contingent liability under Section 4204 of ERISA or any other liability under Title IV of ERISA relating to a Multiemployer Plan; (D) to the Knowledge of each Company, none of the Companies or their ERISA Affiliates has received notice that (I) any Multiemployer Plan is or will go into “reorganization” or is “insolvent” as those terms are defined under ERISA, (II) any Multiemployer Plan is, or is reasonably expected to be, in “endangered” or “critical” status as those terms are defined under ERISA, (III) increased contributions may be required to avoid a reduction in benefits or the imposition of any excise tax with respect to any Multiemployer Plan, or (IV) any Multiemployer Plan intends to terminate or has terminated; and (E) no Multiemployer Plan has an accumulated funding deficiency;
(vii)no Plan or Benefit Program (A) is a self-insured “group health plan” within the meaning of Section 5000(b)(1) of the Code, (B) provides health or other welfare benefits to any former employee of the Companies or their ERISA Affiliates, unless required under Legal Requirements, or (C) is subject to any non-U.S. Legal Requirement; and
(xv)    subject to applicable Legal Requirements, each Plan and Benefit
Program may be amended or terminated by the Companies or their ERISA Affiliates at any time without the consent of participants and without liability, other than routine claims for benefits and reasonable administrative expenses.
3.8    Financial Statements; No Undisclosed Liabilities.
(a)Each Company has delivered to Buyer true and complete copies of the Companies’ audited consolidated Financial Statements of the Seller, each Company and Labor Services, Inc. as of and for the years ended December 31, 2011 and 2012 and unaudited consolidated Financial Statements of each Company as of and for the 11 months ended November 30, 2013 (collectively the “Company Financial Statements”), and said Company Financial Statements are attached hereto as Schedule 3.8(a). Except as set forth in Schedule 3.8(a) hereto, such Company Financial Statements present fairly in all material respects the consolidated financial condition, results of operations and cash flows for the entities included therein for the dates or periods indicated thereon in accordance with GAAP applied in all material respects on a consistent basis throughout the periods indicated, except as disclosed therein and, except with respect to the interim Financial Statements as of and for the 11 months ended November 30, 2013 (i) for normal year-end adjustments, (ii) for the omission of footnote disclosures and statement of stockholders’ equity and cash flows as required by GAAP, and (iii) for the other matters set forth on Schedule 3.8(a).
(b)Except for (i) the liabilities reflected on or accrued for on each Company’s December 31, 2012 balance sheet included with the Company Financial Statements, (ii) Funded Indebtedness, trade payables, accrued expenses and other liabilities incurred by the Companies since December 31, 2012 in the ordinary course of business (it being agreed that liabilities resulting from any breach of Contract or violation of Legal Requirements shall in no event be deemed incurred in the ordinary course of business), (iii) executory contract obligations under (x) Contracts listed in Schedule 3.13(a) hereto, and/or (y) Contracts not required to be listed in Schedule 3.13(a) hereto, and
(i)the liabilities of the Companies set forth in Schedule 3.8(b) hereto, and (v) the liabilities included in the calculation of Closing Date Working Capital, the Companies do not have any material liabilities or obligations (whether accrued, absolute, contingent, known, unknown, asserted or unasserted, accrued, contingent, absolute, determined, determinable or otherwise, and whether or not of a nature required to be reflected or reserved against in a balance sheet in accordance with GAAP).
3.9    Absence of Certain Changes.
(a)Since December 31, 2012, there has not been any event, circumstance or change that had or could reasonably be expected (individually or in the aggregate) to have a Material Adverse Effect.

(b)Except as otherwise set forth in Schedule 3.9(b) hereto, since December 31, 2012, none of the Companies has done any of the following:
(i)merged into or with or consolidated with, or acquired the business or assets of, any Person;
(ii)purchased any securities of any Person;
(iii)created, incurred, assumed, guaranteed or otherwise become liable or obligated with respect to any indebtedness, or made any loan or advance to, or any investment in, any Person, except in each case in the ordinary course of business;
(i)made or changed any Tax election, changed any annual Tax accounting period, adopted or changed any method of Tax accounting, filed any amended Tax Return, entered into any closing agreement, settled any Tax claim or assessment, surrendered any right to claim a Tax refund, offset or other reduction in Tax liability, consented to any extension or waiver of the limitations period applicable to any Tax claim or assessment or took or omitted to take any other action related to Taxes;
(ii)entered into, amended or terminated any material Contract set forth in Schedule 3.13(a);
(iii)sold, transferred, leased, mortgaged, encumbered or otherwise disposed of, or agreed to sell, transfer, lease, mortgage, encumber or otherwise dispose of, any material properties except (A) in the ordinary course of business, or (B) pursuant to any Contract specified in Schedule 3.13(a);
(iv)settled any material claim or litigation, or filed any motions, orders, briefs or settlement agreements in any material proceeding before any Governmental Authority or any arbitrator;
(v)maintained its books of account other than in the usual, regular and ordinary manner on a basis consistent with prior periods or made any change in any of its accounting methods or practices;
(vi)adopted any Plan or Benefit Program, or granted any increase in the compensation payable or to become payable to any director, officer or employee (including, without limitation, any such increase pursuant to any bonus, profit-sharing or other plan or commitment), other than merit increases to non-officer employees in the ordinary course of business;
(vii)suffered any extraordinary losses or waived any rights of material value;
(viii)declared, set aside or paid any dividends, or made any distributions or other payments in respect of its equity securities, or repurchased, redeemed or otherwise acquired any such securities;
(ix)made any payment to any Affiliate or forgiven any indebtedness due or owing from any Affiliate;
(x)(A) in any material respect liquidated inventory or accepted product returns other than in the ordinary course of business, (B) accelerated the collection of receivables, (C) delayed the payment of accrued expenses, trade payables or other liabilities, or (D) changed in any material respect its practices in connection with the payment of payables and/or the collection of receivables;
(xi)engaged in any one or more activities or transactions with an Affiliate;
(xii)engaged in any activity or transaction outside the ordinary course of business;
(xiii)amended its articles of incorporation, bylaws or other governing instruments;
(i)issued any equity securities, or granted, or entered into any agreement to grant, any options, convertible rights, warrants, calls or agreements relating to its equity securities; or
(ii)committed to do any of the foregoing.
3.10 Compliance with Laws. Except as otherwise set forth in Schedule 3.10 hereto, each Company complies in all material respects with any and all Legal Requirements applicable to it. Except as otherwise set forth in Schedule 3.10 hereto, and without limiting the generality of the foregoing, (a) since January 1, 2008, none of the Companies has received or entered into any citations, complaints, consent orders, compliance schedules or other similar enforcement orders, or received any written notice from any Governmental Authority or any other written notice that indicates non-compliance with any material Legal Requirements, (b) none of the Companies is in default under, and no condition exists that with or without notice or lapse of time or both would constitute a default under, or breach or violation of, any material Legal Requirement or Permit applicable to the Companies, and (c) no formal or informal investigation or review related to either Company is being (or since January 1, 2008 has been) conducted by any commission, board or other Governmental Authority, and, to the Knowledge of each Company, no such investigation or review is scheduled, pending or threatened. None of the representations and warranties in this Section 3.10 shall be deemed to relate to Tax matters (which are governed by Article 8), employee benefit matters (which are governed by Section 3.7), permits and environmental matters (which are governed by Section 3.17) and labor matters (which are governed by Section 3.20).
3.11    Litigation. Except as otherwise set forth in Schedule 3.11 hereto, there are no claims, actions, suits, investigations or proceedings against any of the Companies pending or, to the Knowledge of each Company, threatened in any court or before or by any Governmental Authority.
3.12 Real Property.

(a)None of the Companies own any real property or any interest therein (including,
(b)without limitation, any option or other right or obligation to purchase any real property or any interest therein).
(c)Schedule 3.12(b) hereto sets forth a list of all leases or similar agreements
(d)relating to any Company’s use or occupancy of real property owned by a third party (“Leases”), true and correct copies of which have previously been furnished to Buyer, in each case setting forth (i) the lessor and lessee thereof, and (ii) the street address of each property covered thereby (the “Leased Premises”). No event has occurred which, with the passage of time or the giving of notice or both, would cause a material breach of or default under any of such Leases by the Companies. None of the Companies nor their respective agents or employees have since January 1, 2008 received written notice of any claimed abatements, offsets, defenses or other bases for relief or adjustment under any of the Leases.
(e)With respect to each Leased Premises, each of the Companies has a valid
(f)leasehold interest in the Leased Premises, free and clear of any Liens, encumbrances, covenants and easements or title defects that have had or could reasonably be expected (individually or in the aggregate) to have a Material Adverse Effect on any of the Companies’ use and occupancy of each such Leased Premises (other than Liens related to Funded Indebtedness that will be satisfied pursuant to Section 2.3 hereof in connection with the Closing).
(g)To the Knowledge of each Company, (i) the portions of the buildings located on
(h)the Leased Premises that are used in the business of the Companies are in good repair and condition, normal wear and tear excepted, and are in the aggregate sufficient to satisfy the Companies’ normal business activities as conducted thereon; (ii) each of the Leased Premises has access to public roads sufficient to satisfy the current transportation requirements of the business presently conducted at such parcel; and (iii) none of the Companies has since January 1, 2008 received notice of (A) any condemnation, eminent domain or similar proceeding affecting the Leased Premises, (B) any special assessment or pending improvement liens to be made by any Governmental Authority which could reasonably be expected to materially and adversely affect the Leased Premises, or (C) any violations of building codes and/or zoning ordinances or other governmental regulations with respect to the Leased Premises.
3.13    Material Contracts.
(a)    Except as otherwise set forth in Schedule 3.13(a) hereto, none of the Companies is a party to or bound by any of the following:
(i)any Contract that cannot by its terms be terminated by the applicable Company with 30 days’ or less notice without penalty or whose term continues beyond one year after the date of this Agreement;
(ii)except for ordinary course purchase orders, bills of lading, rate/tariff confirmations or similar documentation with respect to individual shipments, any Contract with any customer listed or required to be listed in Schedule 3.19;
(iii)any Contract for capital expenditures by any Company in excess of $35,000;
(iv)any lease or license with respect to any real or personal property, whether as lessor, lessee, licensor or licensee, that involves annual payments of more than $35,000;
(v)any Contract relating to the borrowing of money or the guarantee of any obligation or the deferred payment of the purchase price of any properties;
(vi)any shareholder, partnership, joint venture, limited liability company operating or similar entity governance Contract;
(vii)any Contract with any Affiliate (including the Seller and any Affiliate of the Seller) relating to the provision of funds, real property, goods or services by or to any of the Companies;
(viii)any Contract pursuant to which any Company is required to indemnify any Person from or against infringement or misappropriation of Intangible Rights owned by the Companies, except for such Contracts entered into in the ordinary course of business;
(ix)any Contract for the sale of any assets that in the aggregate has a net book value of greater than $35,000;
(x)any Contract that purports to limit any Company’s freedom to compete freely in any line of business or in any geographic area;
(xi)any Plan or Benefit Program;
(i)any Contract with any independent contractor of the Companies that is expected to involve the payment by any of the Companies of more than $50,000 for the year ending December 31, 2013;
(ii)any Contract relating to collective bargaining, labor, employment consulting, termination, compensation, bonus, profit sharing, severance, stock option, stock purchase, retirement, pension, health, accident, group insurance, liability, death benefit and other agreements or plans relating to compensation of or benefits for officers or employees or independent contractors of the Seller; or
(iii)any other Contract that is material to the business, operations, prospects, Properties, financial condition or cash flows of any of the Companies.

(a)Except as otherwise set forth in Schedule 3.13(a), none of the Companies has
(b)been notified in writing by any party to any of the Contracts listed in Schedule 3.13(a) of such party’s intention or desire to terminate or modify in any material respect and, to the Knowledge of each Company, no such party intends or desires to terminate or modify in any material respect, any such Contract. Such Contracts are valid and binding obligations of the Company party thereto. None of the Companies nor, to the Knowledge of each Company, any other party is in default or breach of any of the Leases or other Contracts listed or required to be listed in Schedule 3.13(a).
(c)Except as otherwise set forth in Schedule 3.13(a), none of the Companies is a
(d)party to or bound by any Contract or Contracts the terms of which were arrived at by less than arm’s length negotiations or bargaining.
3.14    Insurance. Schedule 3.14 hereto sets forth a complete and correct list of all insurance policies (including, without limitation, fire, liability, workers’ compensation, umbrella and vehicular) presently in effect that relate to any or all of the Companies. Such policies are sufficient for compliance by the Companies with all applicable Legal Requirements and all material Contracts. None of the insurance carriers has indicated to any Company in writing an intention to cancel any such policy or to materially increase any insurance premiums (including, without limitation, workers’ compensation premiums), or that any insurance required to be listed in Schedule 3.14 will not be available in the future on substantially the same terms as currently in effect. Except as set forth in Schedule 3.14, none of the Companies has any claim pending against any of its insurance carriers under any of such policies. Except as set forth in Schedule 3.14, no insurance carrier has notified the Companies in writing of such insurance carrier’s reservation of rights with respect to any pending material claim under any of the Companies’ insurance policies.
3.15    Intangible Rights. Schedule 3.15 hereto sets forth a complete and correct list and description of all material foreign and domestic patents, patent rights, trademarks, service marks, trade names, brands and copyrights (whether or not registered and, if applicable, including any currently pending applications for registration of any of the foregoing, including due date for further filings, the original registration date of each item subject to registration, maintenance and other payments or actions falling due within eighteen (18) months following the Closing Date, and the current status of the corresponding registrations, filings, applications and permits) owned or controlled by any of the Companies. The Companies own or have the right to use any and all proprietary information, know-how, trade secrets, patents, copyrights, trademarks, trade names, software, formulae, methods, processes and other intangible properties that are necessary or customarily used by the Companies for the ownership, management or operation of their businesses as currently conducted (“Intangible Rights”), including, without limitation, the Intangible Rights listed in Schedule 3.15 hereto. The Companies have made available to the Buyer true, complete and correct copies of all registrations of any item of Intangible
Rights, and applications therefor, owned or controlled by any of the Companies, and have made available for review true, complete and correct copies of all other written documentation evidencing ownership and prosecution (where applicable) of each of the foregoing. Except as otherwise set forth in Schedule 3.15 hereto,
(a)except for any “shrink wrap” or other standard end user license(s) for commercial
(b)off-the-shelf software that would not reasonably be expected to require aggregate annual license fees greater than $50,000, and except as otherwise set forth on Schedule 3.15(a), no ongoing royalties, honorariums or fees are payable by any Company to any Person by reason of such Company’s ownership or use of any of the Intangible Rights;
(c)there are no claims pending or, to the Knowledge of each Company, threatened
(d)against any Company asserting the invalidity, abuse, misuse or unenforceability of any of the Intangible Rights owned or controlled by any of the Companies;
(e)since January 1, 2008, none of the Companies has made any claim of any
(f)violation or infringement by others of any of the Intangible Rights owned or controlled by such Company, or interests therein and, to the Knowledge of each Company, no grounds for any such claims exist; and
(g)since January 1, 2008, none of the Companies has received any notice that it is in
(h)conflict with or infringing upon the asserted intellectual property rights of others in connection with the Intangible Rights owned or controlled by any of the Companies, and, to the Knowledge of each Company, neither the use of the Intangible Rights owned or controlled by any of the Companies nor the operation of the Companies’ businesses as currently conducted is infringing upon any intellectual property rights of others; and
(i)all registrations of any item of Intangible Rights owned by the Companies and
(j)used in the business of each Company as now conducted are and remain valid, enforceable and subsisting in good standing, with all fees, payments and filings due as of the Closing Date duly made;
(k)since January 1, 2008, the Companies have not agreed nor are obligated to
(l)indemnify any Person from or against infringement or misappropriation of Intangible Rights owned by the Companies, except for Customer agreements or obligations arising in the ordinary course of business;
(m)each material item of Intangible Rights owned by the Companies or used by the

(n)Companies for the Companies’ businesses as conducted immediately prior to the Closing will be owned or available for use by the Buyer for the Companies’ businesses as conducted immediately after the Closing on substantially identical terms and conditions;
(o)to the Knowledge of each Company, the transactions contemplated by this
(p)Agreement will not result in (i) the infringement or misappropriation by the Buyer or the Companies of any Intangible Rights of any other person, (ii) default under or a material breach or violation of the rights and benefits afforded to the Companies by any agreements involving the grant to the Companies of any material rights in the Intangible Rights, or (iii) the requirement that the Buyer or the Companies obtain the consent of any third party or Governmental Authority with respect to any material rights or items of the Intangible Rights; and
(q)no former or current employees, agents, consultants and independent contractors
(r)of the Companies (collectively, the “Personnel”) have since January 1, 2008 asserted any claim against any of the Companies in connection with such Person’s involvement in the conception and development of any Intangible Rights, and, to the Knowledge of each Company, no such claim has been threatened.
None of the Personnel has been named as an inventor on any patent or pending patent application for any device, process, design or invention of any kind now used or needed by the Companies in the furtherance of their businesses, except for inventions that have been assigned to the Companies, with an assignment thereof duly recorded in the United States Patent and Trademark Office.
3.16 Equipment and Other Tangible Property.
(a)Schedule 3.16(a) sets forth a complete and correct list of each item of equipment,
(b)furniture, machinery, tractors, trailers, other vehicles, structures, fixtures and other tangible property of the Companies (collectively, the “Tangible Company Properties”) more included (or that will be included) in “depreciable plant, property and equipment” (or similarly named line item) on the balance sheet of the Companies (i) as of November 30, 2013, and (ii) as of the date of this Agreement. The Companies have made available to Buyer true, complete and correct copies of any lease with respect to any item of Tangible Company Properties (the “Tangible Company Property Leases”). Except as otherwise set forth on Schedule 3.16(a), none of the Companies nor, to the Knowledge of each Company, any other party is in default or breach of any of the Tangible Company Property Leases.
(c)The Companies have good and marketable title to all of the Tangible Company
(d)Properties shown as owned on the Companies’ balance sheet as of November 30, 2013 or acquired thereafter (except for assets disposed of in the ordinary course of business since November 30, 2013 or as set forth on Schedule 3.16(b)), free and clear of all Liens (other than Liens related to Funded Indebtedness that will be satisfied pursuant to Section 2.3 hereof in connection with the Closing).
(e)Except as otherwise set forth in Schedule 3.16(c) hereto, the Tangible Company
(f)Properties are suitable for the purposes for which they are intended and in good operating condition and repair consistent with normal industry standards, except for ordinary wear and tear, and except for such Tangible Company Properties as shall have been taken out of service on a temporary basis for repairs or replacement consistent with the Companies’ prior practices and normal industry standards. To the Knowledge of each Company, the Tangible Company Properties are free of any structural or engineering defects, and since January 1, 2008 there has not been any significant interruption of the Companies’ businesses due to inadequate maintenance or obsolescence of the Tangible Company Properties.
(g)The Companies own (or lease or license) all of the tangible and intangible assets
(h)and are parties to all contracts used to conduct the business of the Seller and the Companies as currently conducted. Such assets and contracts are sufficient to permit Buyer to operate the business of the Companies after the Closing in the same manner as currently being conducted by Seller and the Companies.
3.17 Permits; Environmental Matters.
(a)    Schedule 3.17(a) hereto sets forth a complete and correct list of all material
Permits necessary for the Companies to own, operate, use and/or maintain their properties and to conduct their businesses and operations as presently conducted. Except as otherwise set forth in Schedule 3.17(a) hereto, all such Permits are properly held by the Companies (and not the Seller or any other Person) and in effect, no proceeding is pending or, to the Knowledge of each Company, threatened to modify, suspend or revoke, withdraw, terminate or otherwise limit any such Permits, and, to the Knowledge of each Company, no administrative or governmental actions have been taken or threatened in connection with the expiration or renewal of such Permits which could reasonably be expected to adversely affect the ability of the Companies to conduct their businesses and operations as presently conducted. Except as otherwise set forth in Schedule 3.17(a) hereto, no violations have occurred that remain uncured, unwaived or otherwise unresolved, or are occurring in respect of any such Permits, other than inconsequential violations. The transactions contemplated by this Agreement will not result in a default under or a breach or violation of, or materially adversely affect the rights and benefits afforded to the Seller by, any of the Permits. All of the Permits are transferable to the Buyer as contemplated by this Agreement.
(a)Except as otherwise set forth in Schedule 3.17(b) hereto, there are no claims,
(b)liabilities, investigations, litigation, administrative or other proceedings relating to any Hazardous Materials or potential liability under Environmental Laws (collectively, “Environmental Claims”) pending or, to the Knowledge of each Company, threatened against any of the Companies. None of the Companies nor, to the Knowledge of each Company, any owner of the Leased Premises or other Person, has caused or permitted any Hazardous Material to be used, generated, reclaimed, transported, released, treated, stored, disposed of or otherwise managed in a manner which could reasonably be expected to form the basis for an Environmental Claim against any Company. Without limiting the foregoing, none of the Companies has since January 1, 2008 arranged for the transportation or disposal of Hazardous Materials from its business or generated, treated, stored or disposed of Hazardous Materials at any of its past or current facilities or any other location, except in material compliance with Environmental Laws and in a manner which could not reasonably be expected to form the basis for any Environmental Claim against any Company and, to the Knowledge of each Company, none of the Companies has transported or disposed or arranged for the transportation or disposal of Hazardous Materials to or at any location that is listed or proposed for listing on the National Priorities List promulgated under the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended (“CERCLA” or “Superfund”), or any other federal, state or local list of properties identified for environmental investigation and/or cleanup. Except as otherwise set forth in Schedule 3.17(b) hereto, none of the Companies has assumed any liability of any Person for cleanup, compliance or required capital expenditures in connection with any Environmental Claim.
(c)Except as otherwise set forth on Schedule 3.17(c) hereto, (i) each Company
(d)complies in all material respects with all applicable Environmental Laws, including obtaining and maintaining in effect all Permits required by applicable Environmental Laws, and (ii) none of the Companies has since January 1, 2008 received any written notice, report or information of potential non-compliance or potential liability under Environmental Laws.
(e)There is no above ground or underground storage tank, hazardous waste
(f)treatment, storage or disposal facility, landfill, surface impoundment, septic system, underground injection well or other waste management unit or other disposal areas, as those terms are defined or applied under any applicable Environmental Laws, located at any of the real property currently or, to the Knowledge of each Company, previously owned, operated or leased by any Company. There are no radioactive materials, polychlorinated biphenyls or asbestos-containing materials located at any real property currently owned, operated or leased by any Company.
(g)There are no environmental liens recorded on any real property owned by any
(h)Company.
(i)Neither this Agreement nor the consummation of the contemplated transactions
(j)shall result in any obligations on each Company or any Company for site investigation or cleanup, or notification to or consent of any government agencies or any other Person under any Environmental Law (including any so called “transaction triggered” or “responsible property transfer” laws and regulations).
(k)No Company has assumed or undertaken any environmental liability or
(l)obligation of any other Person, including those arising under any Environmental Law.
(h)    The Seller and each Company have made available to Buyer all material documents, records and information in its or any Company’s possession or control concerning any material environmental matter relevant to the ongoing operations of any Company or to any property now or since January 1, 2008 owned, operated or leased by any Company, including Permits, environmental audits, environmental risk assessments, site assessments, notices of potential liability under Environmental Law and material reports, correspondence, and notices related to environmental matters issued by or to any Governmental Authority or other Persons.
3.18 Banks. Schedule 3.18 hereto sets forth (a) the name of each bank, trust company or other financial institution with which any Company has an account, credit line or safe deposit box or vault, (b) the names of all persons authorized to draw thereon or to have access to any safe deposit box or vault, and (c) the purpose of each such account, safe deposit box or vault.
3.19 Customers. Schedule 3.19 hereto sets forth the twenty (20) principal customers of the Companies (taken as a whole) during each of the fiscal years ended December 31, 2011 and 2012 and the 11 months ended November 30, 2013, together with the dollar amount of goods and/or services sold by the Companies to each such customer during each such period. Except as otherwise set forth in Schedule 3.19 hereto, the Companies maintain good relations with all customers listed or required to be listed in Schedule 3.19 hereto, and no such customer has canceled, terminated or made any written or, to the Knowledge of each Company, other threat to any Company to (a) cancel or otherwise terminate its relationship with any Company or to materially decrease its purchase or usage of the products or services of the Companies or (b) not do business on substantially the same terms and conditions subsequent to the Closing Date as such customer did with the Companies prior to the Closing Date.

3.20 Labor Matters.
(a)Each of the Companies (i) complies in all material respects with applicable Legal
(b)Requirements with respect to employment, employment practices, terms and conditions of employment and wages and hours, in each case with respect to its employees; (ii) has withheld and reported all amounts required by Legal Requirements or by Contract to be withheld and reported with respect to wages, salaries and other payments to its employees; and (iii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits or obligations for its employees (other than routine payments to be made in the normal course of business and consistent with past practice). The Companies are in compliance in all material respects with all laws, regulations and orders of any Governmental Authority relating to its employees, including all those relating to wages, hours, The Worker Adjustment and Retraining Notification Act, as amended (“WARN”), the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), collective bargaining, discrimination, civil rights, safety and health, workers’ compensation and the collection and payment of withholding and/or social security taxes and any similar Tax obligation.
(c)Each of the Companies has in all material respects properly classified all
(d)individuals who perform services for such Company as employees or independent contractors and as exempt or non-exempt, and there is no proceeding pending or, to the Knowledge of each Company, threatened that challenges such classification.
(e)Since January 1, 2008, there have not been any (A) work stoppages, labor
(f)disputes or other material controversies between any of the Companies and its employees, or (B) to the Knowledge of each Company, labor union grievances or organizational efforts with respect to any Company. None of the Companies is a party to any labor, collective bargaining or similar agreement, and there are no labor, collective bargaining or similar agreements covering any of the Companies’
employees. There are no strikes, work stoppages, slowdowns, lockouts, arbitrations or other labor disputes pending or, to the Knowledge of each Company, threatened against the Companies.
(a)Each of the Companies is employing individuals who are lawfully permitted to
(b)work in the United States and each of the Companies complies in all material respects with all applicable laws and regulations of the United States regarding immigration and/or employment of non-citizen workers. None of the Companies has been notified of any pending or threatened investigation by any branch or department of U.S. Immigration and Customs Enforcement (“ICE”), or other federal agency charged with administration and enforcement of federal immigration laws concerning it, and none of the Companies has received any “no match” notices from ICE, the Social Security Administration or the Internal Revenue Service since January 1, 2012.
(c)There are no complaints, charges or claims against any of the Companies
(d)pending or, to the Knowledge of each Company, threatened before any Governmental Authority based upon the employment, termination of employment or non-employment by any of the Companies of any individual.
3.21    Transactions With Affiliates. Except as otherwise set forth in Schedule 3.21 hereto and except for normal advances to employees consistent with past practices, payment of compensation for employment to employees consistent with past practices, and participation in scheduled Plans or Benefit Programs by employees, since January 1, 2008, none of the Companies has purchased, acquired or leased any property or services from, or sold, transferred or leased any property or services to, or loaned or advanced any money to, or borrowed any money from, or entered into or been subject to any management, consulting or similar agreement with, or engaged in any other transaction with Seller or any Affiliate of the Seller (other than another Company). Except as otherwise set forth in Schedule 3.21 hereto, none of the Seller nor any of its Affiliates is directly or indirectly indebted to any Company for money borrowed or other loans or advances, and none of the Companies is directly or indirectly indebted to any such Person.
3.22 Broker or Finder Fees. Except as otherwise set forth in Schedule 3.22 hereto, all negotiations relating to this Agreement and the transactions contemplated hereby have been carried out without the intervention of any Person acting on behalf of any of the Companies in such a manner as to give rise to any valid claim against Buyer or any Company for any broker’s fee, finder’s fee or similar compensation.
3.23    Certain Payments. Except for the entertaining of, or giving of nominal gifts to, customers in the ordinary course of business, none of the Companies or any of the Companies’ directors, officers or, to the Knowledge of each Company, employees or agents, have since January 1, 2008 directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment in violation of any federal, state, local, municipal, foreign or other law, ordinance, regulation, statute or treaty to any person or entity, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, or (iii) to obtain special concessions or for special concessions already obtained, for or in respect of the Companies or any affiliate thereof, or (b) established or maintained any fund or asset that has not been recorded in the books and records of the Companies.

3.24 Accounts Receivable. Except as set forth in Schedule 3.24, all of the Companies’ accounts, accounts receivable, notes and notes receivable, including all rights of the Companies to payment for services rendered that are payable to any of the Companies, including any security held for the payment thereof, less any allowance for doubtful accounts (collectively, the “Accounts Receivable”), are reflected properly on the books and records of the applicable Company, and are valid obligations of each party thereto subject to no additional setoffs or counterclaims.
3.25    Disclosure. All agreements, schedules, exhibits, documents, certificates, reports or statements furnished or to be furnished to the Buyer by or on behalf of any Company or the Stockholders in connection with this Agreement or the transactions contemplated hereby are true, complete and accurate in all material respects. None of the representations and warranties set forth in this Agreement, the schedules, certificates and the other documents furnished by any Company to the Buyer pursuant hereto, taken as a whole, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained herein or therein not misleading. The parties acknowledge that any item which is disclosed on the schedules hereto may be listed on other schedules. Unless the context or nature of a disclosure does not reasonably identify the relevancy and significance of the disclosure to another exhibit, Schedule or certificate, a disclosure made in any exhibit, Schedule or certificate made or delivered pursuant to this Agreement shall be deemed made in connection with each other exhibit, Schedule or certificate made or delivered pursuant to this Agreement to which such disclosure may also be relevant.
B.    Seller’s and Stockholders’ Representations. Seller and the Stockholders represent and warrant to Buyer that:
3.26 Organization and Authority. Seller is a corporation duly organized, validly existing and in good standing under the laws of the state of Illinois.
3.27 Authorization and Enforceability. This Agreement has been duly authorized, executed and delivered by Seller and the Stockholders and each of Seller and the Stockholders has all requisite power and capacity to execute and deliver this Agreement and all Collateral Agreements executed and delivered or to be executed and delivered by it in connection with the transactions provided for hereby, to consummate the transactions contemplated hereby and by the Collateral Agreements, and to perform its obligations hereunder and under the Collateral Agreements. The execution, delivery and performance of this Agreement and the Collateral Agreements and the consummation by Seller of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by all necessary corporate action on the part of Seller, and no other corporate proceedings on the part of Seller are necessary to authorize this Agreement or the Collateral Agreements or to consummate the transactions contemplated hereby or thereby. Assuming the due authorization, execution and delivery by the other parties hereto or thereto, this Agreement and each of the Collateral Agreements to which Seller or any Stockholder is a party constitutes, or upon execution and delivery will constitute, the legal, valid and binding obligation of Seller and the Stockholders, enforceable against Seller and the Stockholders in accordance with its terms, except as such enforcement may be limited by general equitable principles or by applicable bankruptcy, insolvency, moratorium, or similar laws and judicial decisions from time to time in effect which affect creditors’ rights generally.
3.28 No Defaults or Consents. Neither the execution and delivery of this Agreement nor the carrying out of the transactions contemplated hereby will:
(a)violate or conflict with any of the terms, conditions or provisions of Seller’s charter or bylaws;
(b)violate any Legal Requirements applicable to Seller or any Stockholder;
(c)violate, conflict with, result in a breach of, constitute a default under (whether with or without notice or the lapse of time or both), or accelerate or permit the acceleration of the performance required by, or give any other party the right to terminate, any material Contract or Permit binding upon or applicable to Seller or any Stockholder;
(a)result in the creation of any material Lien on any properties of Seller or any
(b)Stockholder; or
(c)except as otherwise set forth on Schedule 3.5 hereto, require Seller or any
(d)Stockholder to obtain or make any waiver, consent, action, approval or authorization of, or registration, declaration, notice or filing with, any private non-governmental third party or any Governmental Authority, other than as may be required pursuant to the HSR Act.
3.29 No Proceedings. No suit, action or other proceeding is pending or, to Seller’s or any Stockholder’s knowledge, threatened before any Governmental Authority seeking to restrain Seller or prohibit its entry into this Agreement or prohibit the

Closing, or seeking Damages against Seller or any Stockholder or any of their properties as a result of the consummation of this Agreement.
3.30 Brokers. Except as otherwise set forth on Schedule 3.30 hereto, Seller and the Stockholders have not employed any broker or finder and have not incurred and will not incur any broker’s, finder’s or similar fees, commissions or expenses for which the Buyer or any of the Companies would be responsible in connection with the transactions contemplated by this Agreement.
3.31    Title to Securities. Seller is (and immediately prior to the Closing will be) the record and beneficial owner of and has (and immediately prior to the Closing will have) good and valid title to the Shares, free and clear of any and all Liens. Seller does not own, directly or indirectly, any outstanding securities of or other equity-related interests in any other corporation, partnership, limited liability company, joint venture or other Person, other than the Companies and Labor Services, Inc. The Stockholders collectively are (and immediately prior to the Closing will be) the record and beneficial owners of and have (and immediately prior to the Closing will have) good and valid title to all of the issued and outstanding shares of capital stock of the Seller, free and clear of any and all Liens.
ARTICLE IV - REPRESENTATIONS AND WARRANTIES OF BUYER Buyer hereby represents and warrants to each Company and the Seller that:
4.1    Corporate Existence and Qualification. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the state of Tennessee. Buyer has the corporate power to own, manage, lease and hold its properties and to carry on its business as and where such properties are presently located and such business is presently conducted.
4.2    Authority, Approval and Enforceability. This Agreement has been duly executed and delivered by Buyer and Buyer has all requisite corporate power and capacity to execute and deliver this Agreement and all Collateral Agreements executed and delivered or to be executed and delivered by Buyer in connection with the transactions provided for hereby, to consummate the transactions contemplated hereby and by the Collateral Agreements, and to perform its obligations hereunder and under the Collateral Agreements. The execution, delivery and performance of this Agreement and the Collateral Agreements and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by all necessary corporate action on the part of Buyer, and no other corporate proceedings on the part of Buyer are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. Assuming the due authorization, execution and delivery by the other parties hereto or thereto, this Agreement and each Collateral Agreement to which Buyer is a party constitutes, or upon execution and delivery will constitute, the legal, valid and binding obligation of Buyer, enforceable in accordance with its terms, except as such enforcement may be limited by general equitable principles or by applicable bankruptcy, insolvency, moratorium or similar laws and judicial decisions from time to time in effect which affect creditors’ rights generally.
4.3    No Default or Consents. Neither the execution and delivery of this Agreement nor the carrying out of the transactions contemplated hereby will:
(a)violate or conflict with any of the terms, conditions or provisions of Buyer’s charter or bylaws;
(b)violate any Legal Requirements applicable to Buyer;
(c)violate, conflict with, result in a breach of, constitute a default under (whether with or without notice or the lapse of time or both), or accelerate or permit the acceleration of the performance required by, or give any other party the right to terminate, any material Contract or Permit binding upon or applicable to Buyer;
(d)result in the creation of any material Lien on any properties of Buyer; or
(e)require Buyer to obtain or make any waiver, consent, action, approval or authorization of, or registration, declaration, notice or filing with, any private non-governmental third party or any Governmental Authority, other than as may be required pursuant to the HSR Act.
4.4    No Proceedings. No suit, action or other proceeding is pending or, to Buyer’s knowledge, threatened before any Governmental Authority seeking to restrain Buyer or prohibit its entry into this Agreement or prohibit the Closing, or seeking Damages against Buyer or any of its properties as a result of the consummation of this Agreement.
4.5    Investment Representations. Buyer has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the transactions contemplated by this Agreement and the Collateral Agreements. Buyer has conducted an independent investigation of the Companies and their business operations, assets, liabilities, results of operations, financial condition and prospects in making its determination as to the propriety of the transactions contemplated by this Agreement and in entering into this Agreement, and has relied solely on the results of said investigation and on the representations and warranties of each Company and the Seller expressly contained in this Agreement. Buyer is acquiring the Shares for investment and not with a view to, or for sale in connection with, any distribution thereof nor with any present intention of distributing or selling such Shares in the future.
4.6    Brokers. Buyer has not employed any broker or finder (other than Raymond James &
Associates, Inc.) and has not incurred and will not incur any broker’s, finder’s or similar fees, commissions or expenses for which the Seller or any of the Companies would be responsible in connection with the transactions contemplated by this Agreement.
4.7    Financial Capacity. Buyer has sufficient cash and commitments for financing (and has provided the Seller’s Representative with written evidence thereof and all amendments or additions thereto) in an aggregate amount sufficient to pay all of the consideration payable to the Seller as required by this Agreement, and to make all other necessary payments in connection with the purchase of the Shares and the payment of all related fees and expenses.
ARTICLE V - OBLIGATIONS PRIOR TO THE CLOSING
From the date of this Agreement through the earlier of termination of this Agreement or Closing:
5.1    Buyer’s Access to Information and Properties. Upon the prior written consent of the
Seller’s Representative (which consent shall not be unreasonably withheld), each Company shall permit Buyer and its authorized employees, agents, accountants, legal counsel and other representatives to have access to the books, records, employees, counsel, accountants, engineers and other representatives of each of the Companies as reasonably requested by Buyer for the purpose of conducting an investigation of the Companies’ financial condition, corporate status, operations, prospects, businesses and properties. Upon reasonable prior notice, the Companies shall make reasonably available to Buyer for examination and reproduction all documents and data of every kind and character relating to the Companies in possession or control of, or subject to reasonable access by, any of the Companies, including, without limitation, all files, records, data and information relating to their properties (whether stored in paper, magnetic or other storage media) and all agreements, instruments, Contracts, assignments, certificates, orders and amendments thereto.
5.2    Conduct of Business and Operations. Each Company shall keep Buyer reasonably advised as to all material operations and proposed material operations relating to the Companies. Each Company shall, and Seller shall cause each Company to, use its reasonable commercial efforts to (a) conduct its business in the ordinary course, (b) keep available the services of present employees, (c) maintain and operate its properties in a good and workmanlike manner, (d) pay or cause to be paid all costs and expenses (including, without limitation, insurance premiums) incurred in connection therewith in a timely manner, (e) keep all Contracts listed or required to be listed in Schedule 3.13(a) in full force and effect, (f) comply in all material respects with all applicable Legal Requirements, and (g) preserve the present relationships of such Company with customers and other Persons having material business relations therewith.
5.3    General Restrictions. Except as otherwise expressly permitted in this Agreement, without the prior written consent of Buyer, which consent shall not be unreasonably withheld, none of the Companies shall:
(a)repurchase, redeem or otherwise acquire any of its equity securities;
(b)merge into or with or consolidate with, or acquire the business or assets of, any Person;
(c)purchase any securities of any Person;
(d)except in the ordinary course of business, create, incur, assume, guarantee or otherwise become liable or obligated with respect to any Funded Indebtedness;
(e)make or change any Tax election, change any annual Tax accounting period, adopt or change any method of Tax accounting, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment, surrender any right to claim a Tax refund, consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment or take or omit to take any other material action related to Taxes;
(f)except in the ordinary course of business, enter into, amend or terminate any Contract of the type required to be listed in Schedule 3.13(a);
(a)sell, transfer, lease, mortgage, encumber or otherwise dispose of, or agree to sell, transfer, lease, mortgage, encumber or otherwise dispose of, any material properties except (i) in the ordinary course of business, or (ii) pursuant to any Contract specified in Schedule 3.13(a);
(b)settle any material claim or litigation, or file any motions, orders, briefs or settlement agreements in any material proceeding before any Governmental Authority or any arbitrator;

(c)maintain its books of account other than in the usual, regular and ordinary manner on a basis consistent with prior periods or make any change in any of its accounting methods or practices;
(d)adopt, amend, terminate or make any other change to any Plan or Benefit Program or increase the compensation payable to any director, officer or employee, except as otherwise requirement by applicable Legal Requirements;
(e)amend its articles of incorporation, bylaws or other governing instruments;
(f)issue any capital stock or other securities, or grant, or enter into any agreement to grant, any options, convertibility rights, other rights, warrants, calls or agreements relating to its capital stock or other securities;
(g)engage in any one or more material activities or transactions outside the ordinary course of business;
(h)make any material change in its methods or practices for billing or collecting accounts receivable or paying accounts payable; or
(i)commit to do any of the foregoing.
5.4    Notice Regarding Changes.
(a)Each Company shall promptly inform Buyer in writing of any change in facts and circumstances that could reasonably be expected to render the representations and warranties made herein by any Company inaccurate or misleading in any material respect if such representations and warranties had been made upon the occurrence of the fact or circumstance in question.
(b)Buyer shall promptly inform each Company in writing of any change in facts and circumstances that could reasonably be expected to render any of the representations and warranties made herein by Buyer inaccurate or misleading in any material respect if such representations and warranties had been made upon the occurrence of the fact or circumstance in question.
5.5    Efforts to Consummate. Subject to the terms and conditions of this Agreement, each party hereto shall use all reasonable commercial efforts to take or cause to be taken all actions and do or cause to be done all things required under applicable Legal Requirements to consummate the transactions contemplated hereby, including, without limitation, (a) obtaining all Permits, authorizations, consents and approvals of any Governmental Authority or other Person which are required for or in connection with the consummation of the transactions contemplated hereby and by the Collateral Agreements, (b) taking any and all reasonable actions necessary to satisfy all of the conditions to each party’s obligations hereunder as set forth in Article VI, and (c) executing and delivering all agreements and documents required by the terms hereof to be executed and delivered by such party on or prior to the Closing.
5.6    No Shop. From the date of this Agreement until the earlier of (a) the Closing Date, or
(b) the termination of this Agreement, each Company and the Seller shall not, and each Company and the Seller shall cause each of the Companies’ and the Seller’s respective officers, directors, stockholders, employees and other agents not to, directly or indirectly, take any action to solicit, initiate or encourage any offer or proposal or indication of interest in a merger, consolidation or other business combination involving any equity interest in, or a substantial portion of the assets of any of the Companies, other than in connection with the transactions contemplated by this Agreement.
5.7    Termination and Funding of 401(k) Plan. Effective no later than the last day of the regularly scheduled payroll period immediately preceding the Closing Date, each Company shall freeze contributions to its Code Section 401(k) plan (the “401(k) Plan”). Effective no later than the day immediately preceding the Closing Date, each Company shall terminate its 401(k) Plan by proper action of its Board of Directors, which shall provide that, after the date of plan termination, no new participants shall become eligible to participate in, and no contributions shall be made on behalf of existing participants to, the 401(k) Plan, and that all plan assets shall be liquidated as soon as practicable after plan termination, but not necessarily on or before the Closing Date. Before the Closing Date, each Company shall provide Buyer copies of duly adopted resolutions by each Company’s Board of Directors freezing contributions to the 401(k) Plan, terminating the 401(k) Plan, and authorizing liquidation of plan assets. The resolution shall be subject to the prior review of Buyer. Notwithstanding anything in this Agreement or the 401(k) Plan to the contrary, on or before the Closing Date, each Company shall contribute or, in lieu thereof, for purposes of calculating Closing Date Working Capital, accrue for the contribution of, all unpaid employer contributions (including matching contributions) to the 401(k) Plan.
5.8    HSR Act.
(a)    In furtherance and not in limitation of the foregoing, Buyer (on one hand) and the
Seller (on the other hand) shall make an appropriate filing of a “Notification and Report Form” pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable and in any event within five (5) business days of the date hereof and respond as promptly as practicable to any request for additional information and documentary material from a Governmental Authority pursuant to the HSR Act relating to the transactions contemplated hereby, and shall use reasonable best efforts to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable, including, without limitation, by requesting early termination of such waiting periods. The

Seller (on one hand) and Buyer (on the other hand) shall (i) give the other party prompt notice of the commencement of any legal proceeding by or before any Governmental Authority with respect to the transactions contemplated hereby, (ii) keep the other party informed as to the status of any such legal proceeding and (iii) promptly inform the other party and provide it with copies of any communication to or from the Federal Trade Commission, the Department of Justice or any other Governmental Authority regarding the transactions contemplated hereby. Buyer (on one hand) and the Seller (on the other hand) will consult and cooperate with one another, and will consider in good faith the views of one another, in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with any investigation or legal proceeding under any antitrust law relating to the transactions contemplated hereby. Buyer (with the consultation of the Seller’s Representative) shall be entitled to direct the course of any proceedings or negotiations with or before a Governmental Authority under any antitrust law relating to the transactions contemplated hereby. Subject to reasonable confidentiality considerations, Buyer (on one hand) and the Seller (on the other hand) shall provide to the other party, in advance and with a reasonable opportunity to review and comment thereon, copies of all communications to a Governmental Authority investigating the transactions contemplated hereby under any antitrust law. The Seller (on one hand) and Buyer (on the other hand) shall provide the other party with reasonable advance notice of any meetings, conferences or other communications with a Governmental Authority investigating the transactions contemplated hereby under any antitrust law and, except as may be prohibited by the Governmental Authority, shall permit the other party to attend and participate in such meetings, conferences or other communications.
(b)    Nothing in this Agreement obligates Buyer, and the Seller shall not without
Buyer’s prior written consent undertake, to:
(i)(A) propose, negotiate, offer to commit and effect (and if such offer is
(ii)accepted, commit to and effect), by order, consent decree, hold separate order, trust or otherwise, the sale, divestiture, license, disposition or holding separate of such assets or businesses of Buyer, each Company, or any of their respective Affiliates, or otherwise offer or offer to commit to any action, non-action, condition or conduct requirement (including those that limit Buyer’s freedom of action, ownership or control with respect to, or limit its ability to retain or hold, any of the businesses, assets, product lines, properties or services of Buyer, any Company, or any of their respective Affiliates), (B) terminate, relinquish, modify or waive existing relationships, ventures, contractual rights, obligations or other arrangements of Buyer or its Affiliates (including such properties, assets or operations of any Company), or (C) create any relationships, ventures, contractual rights, obligations or other arrangements of Buyer or its Affiliates, in each case, even if such action may be required or advisable in order (x) to obtain clearance under the HSR Act or any other similar merger control, antitrust or competition law, (y) to avoid the entry of, effect the dissolution of, vacate or lift any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that would otherwise have the effect of restraining, preventing or delaying the consummation of the transactions contemplated hereby, or (z) to avoid the commencement of any action or proceeding that seeks to prohibit the transaction contemplated hereby; or
(iii)if any Governmental Authority refuses to accept any divestitures or other
(iv)remedies as described in Section 5.8(b)(i), or if any action is instituted by any Governmental Authority or other third party that challenges the validity or legality of this Agreement or the transactions contemplated hereby, contest, resist or use its best efforts to resolve any such objection or action or to have vacated, lifted, reversed or overturned any order, whether temporary, preliminary or permanent, that prohibits, prevents or restricts the consummation of the transactions contemplated by this Agreement, or to commence or threaten to commence and pursue any action reasonably believed by the Seller to be helpful in obtaining authorization from Governmental Authorities or in terminating any outstanding action.
ARTICLE VI - CONDITIONS TO THE SELLER’S AND BUYER’S OBLIGATIONS
6.1    Conditions to Obligations of the Seller. The obligations of the Seller to carry out the transactions contemplated by this Agreement are subject, at the option of the Seller’s Representative, to the satisfaction or waiver of the following conditions:
(a)The representations and warranties of Buyer contained in this Agreement shall be
(b)true and correct in all material respects (and any representations and warranties of Buyer contained in the Agreement that are qualified as to materiality shall be true and correct in all respects) at and as of the Closing, (except to the extent that any such representations and warranties speak expressly as of an earlier date, in which case they shall be true and correct in all material respects, or true and correct, as the case may be, as of such earlier date) and Buyer shall have performed and satisfied in all material respects the covenants and agreements required by this Agreement to be performed and satisfied by Buyer at or prior to the Closing.
(c)As of the Closing Date, no suit, action or other proceeding (excluding any such
(d)matter initiated by or on behalf of any of the Companies or the Seller) shall be pending or threatened before any Governmental Authority seeking to restrain the Seller or prohibit the Closing or seeking Damages against any of the Companies or the Seller as a result of the consummation of the transactions contemplated by this Agreement and no Legal Requirement shall be in force that prohibits, restrains or otherwise prevents the Closing.
(a)Buyer shall have furnished the Seller’s Representative with a certified copy of all
(b)necessary corporate action on its behalf approving its execution, delivery and performance of this Agreement.
(c)Buyer and the Escrow Agent shall have executed and delivered the Escrow
(d)Agreement.
(e)All applicable waiting periods under the HSR Act relating to the transactions
(f)contemplated hereby shall have expired or been terminated.
6.2    Conditions to Obligations of Buyer. The obligations of Buyer to carry out the transactions contemplated by this Agreement are subject, at the option of Buyer, to the satisfaction or waiver of the following conditions:
(a)The representations and warranties of the Companies and the Seller contained in
(b)this Agreement shall be true and correct in all material respects (and any representations and warranties of the Companies and the Seller contained in the Agreement that are qualified as to materiality shall be true and correct in all respects) at and as of the Closing (except to the extent that any such representations and warranties speak expressly as of an earlier date, in which case they shall be true and correct in all material respects, or true and correct, as the case may be, as of such earlier date), and the Companies and the Seller shall have performed and satisfied in all material respects the agreements and covenants required by this Agreement to be performed and satisfied by them at or prior to the Closing.
(c)As of the Closing Date, no suit, action or other proceeding (excluding any such
(d)matter initiated by or on behalf of Buyer) shall be pending or threatened before any Governmental Authority seeking to restrain Buyer or prohibit the Closing or seeking Damages against Buyer or any of the Companies as a result of the consummation of the transactions contemplated by this Agreement and no Legal Requirement shall be in force that prohibits, restrains or otherwise prevents the Closing.
(e)The Seller and each Company shall have furnished Buyer with a certified copy of
(f)all necessary corporate action on their behalf approving the execution, delivery and performance of this Agreement and certificates of good standing from their respective jurisdictions of incorporation dated within five (5) business days of the Closing Date, together with a certificate of an authorized officer of Seller or such Company, as applicable, dated as of the Closing Date, certifying as to (i) the incumbency of the officers of the Seller or such Company, as applicable, and (ii) the copies of the Articles of Incorporation and Bylaws of the Seller or such Company, as applicable, each as in effect from the date of this Agreement until the Closing Date.
(g)Buyer shall have received written evidence, in form and substance reasonably
(h)satisfactory to Buyer, of the consent to the transactions contemplated by this Agreement of all Persons where the absence of any such consent would result in a breach or default under any Contract identified on Schedule 6.2(d).
(i)Since the date hereof and up to and including the Closing, there shall not have
(j)been any Material Adverse Effect.
(a)No proceeding in which any of the Companies shall be a debtor, defendant or
(b)party seeking an order for its own relief or reorganization shall have been brought or be pending by or against such Person under any United States or state bankruptcy or insolvency law.
(c)Buyer shall have received copies of Pay-Off Letters with respect to all Funded
(d)Indebtedness.
(e)The Seller’s Representative and the Escrow Agent shall have executed and
(f)delivered the Escrow Agreement.
(g)Buyer shall have entered into employment arrangements with each of Bryan
(h)Grane, Ronald Vales and Mark Duffert in form and substance acceptable to Buyer.
(i)Buyer shall have received from Seller a certificate, in form reasonably
(j)satisfactory to Buyer and complying with Treasury Regulations Section 1.1445-2(b) stating that Seller is not a foreign person within the meaning of Section 1445 of the Code.
(k)Each Company shall have terminated and/or amended the agreements and taken
(l)the actions set forth on Schedule 6.2(k) in a manner acceptable to Buyer.
(m)All applicable waiting periods under the HSR Act relating to the transactions
(n)contemplated hereby shall have expired or been terminated.
(o)Seller shall have delivered to the Buyers evidence that the Companies have taken
(p)all actions necessary or advisable to terminate (and payout, if applicable), to the extent requested by the Buyer, any or all employee benefit plans effective as of the date specified by the Buyer.
(q)All directors and officers of the Companies shall have tendered their written
(r)resignations to be effective immediately prior to the Closing.

ARTICLE VII- POST-CLOSING OBLIGATIONS
7.1    Further Assurances. Following the Closing, each Company, the Seller and Buyer shall execute and deliver such documents, and take such other action, as shall be reasonably requested by any other party hereto to carry out the transactions contemplated by this Agreement.
7.2    Publicity. None of the parties hereto shall issue or make, or cause to have issued or made, any public release or announcement concerning this Agreement or the transactions contemplated hereby, without the advance approval in writing of the form and substance thereof by each of the other parties, except (a) as required by any applicable Legal Requirement (in which case, so far as possible, there shall be consultation among the parties prior to such announcement), and (b) Buyer, Seller and/or their respective Affiliates may make customary disclosures to the investment community and to their banks and advisors.
7.3    Post-Closing Indemnity.
(a)    Subject to the other provisions of this Agreement (including, but not limited to,
Section 9.1 hereof), from and after the Closing, the Seller and the Stockholders shall, jointly and severally, indemnify and hold harmless Buyer, its successors and assigns, and each of their affiliates, directors, officers, agents, representatives and employees and each other Person, if any, controlling such person (each a “Buyer Indemnified Person”) from and against any and all Damages arising out of or resulting from (i) a breach of, or inaccuracy in, any of the representations or warranties made by any Company in this Agreement (except the representations and warranties set forth in Article VIII), (ii) a breach or default in performance by any Company of any covenant or agreement of any Company contained in this Agreement (other than covenants of any Company to be performed subsequent to Closing), (iii) acts or omissions of the Companies or their predecessors prior to the Closing, (iv) any violations or alleged violations of or claims under any Environmental Laws arising from any activity of the Companies or any of their predecessors prior to the Closing, (v) any violations or alleged violations of or claims under ERISA (including claims by the Pension Benefit Guaranty Corporation) or under any other law affecting employee benefits or for any pension or welfare benefits, (vi) the Seller’s ownership or operation of the business of the Seller and the Companies prior to the Closing Date, (vii) the Seller’s ownership or operation of Labor Services, Inc. prior to or after the Closing, (viii) any violations or alleged violations of fiduciary care or loyalty to any Company by any of the directors and officers of any Company immediately prior to Closing, as determined by the judgment or decree of a court of competent jurisdiction that has become final, (ix) any required payments pursuant to any Tangible Company Property Leases for excess mileage or vehicle damage in excess of amounts reserved on the Closing Date Balance Sheet (as finally determined pursuant to Article I), (x) any claims with respect to unclaimed property or related penalties with respect to the operation of the business of the Companies prior to the Closing Date and/or (xi) any claims with respect to that certain Option Agreement by and between Centerpoint Joliet Terminal Railroad LLC and Central States Trucking Co., and (in each case) will reimburse any Buyer Indemnified Person for all reasonable expenses (including the reasonable fees of counsel) as they are incurred by any such Buyer Indemnified Person in connection with investigating, preparing or defending any such action or claim pending or threatened, whether or not such Buyer Indemnified Person is a party hereto. Any payment made to Buyer Indemnified Person by the Seller pursuant to the indemnification obligations under this Section 7.3 shall constitute a reduction in the Purchase Price hereunder.
(a)Subject to the other provisions of this Agreement (including, but not limited to,
(b)Section 9.1 hereof), from and after the Closing, Seller and the Stockholders shall, jointly and severally, indemnify and hold harmless any Buyer Indemnified Person from and against any and all Damages arising out of or resulting from (i) a breach of, or inaccuracy in, any of the representations or warranties made by Seller in Sections 3.26 through 3.31, and/or (ii) a breach or default in performance by Seller of any covenant or agreement of Seller contained in this Agreement.
(c)Subject to the other provisions of this Agreement (including, but not limited to,
(d)Section 9.1 hereof), from and after the Closing, Buyer shall indemnify and hold harmless the Seller from and against any and all Damages arising out of or resulting from (i) a breach of, or inaccuracy in, any of the representations or warranties made by Buyer in this Agreement, (ii) a breach or default in performance by Buyer of any covenant or agreement of Buyer contained in this Agreement, (iii) a breach or default in performance of any covenant or agreement of any Company contained in this Agreement to be performed subsequent to Closing, and/or (iv) any Buyer waiver of any condition set forth in Section 6.2 hereof.
7.4    Non-Solicitation, Non-Compete and Non-Disclosure.
(a)    General. In consideration of the payment of the Purchase Price, and to induce
Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, Seller and each of the Stockholders (collectively, the “Restricted Parties”) hereby severally covenants and agrees as follows:

(i)    Without the prior written consent of Buyer, each Restricted Party shall not, for the period beginning on the Closing Date and ending December 31, 2018 (the “Restricted
Period”), directly or indirectly, for himself or for any other Person, (A) attempt to employ or enter into any contractual arrangement with any employee or former employee of any Company, unless such employee or former employee has not been employed by any Company for a period in excess of six (6) months, (B) call on or solicit any of the customers of any Company as of the Closing in competition with the Companies, (C) induce or attempt to induce any employee of any Company to leave the employ of the Companies, and/or (D) disparage or induce others to disparage any Company.
(ii)    Such Restricted Party shall not divulge, communicate, use to the detriment of the Companies or for the benefit of any other Person or Persons, or misuse in any way, any Confidential Information or Trade Secrets (collectively “Company Information”) pertaining to the Companies. In addition, each Restricted Party (A) will receive and hold all Company Information in confidence, (B) will take reasonable steps to protect each Company Information from disclosure, and
(A)except as required by law, will not, directly or indirectly, use, disseminate or otherwise disclose any Company Information to any third party without the prior written consent of the Buyer.
(iii)    Without the prior written consent of Buyer, each Restricted Party shall not, for the Restricted Period, (A) directly or indirectly through another Person acquire or own in any manner any interest in any firm, partnership, corporation, association or other Person which competes with the business of the Companies as of the Closing Date by engaging in drayage, intermodal, warehousing or other transportation or logistics services (the “Restricted Business”), anywhere in the United States, Canada, or Mexico (the “Restricted Territory”), or (b) be employed by or serve as an employee, agent, officer, director of, or as a consultant to, any firm, partnership, corporation, association or other Person which engages in the Restricted Business within the Restricted Territory. Notwithstanding the foregoing, the restrictions set forth in this Section 7.4(a)(iii) shall not prohibit any Restricted Party or any of their Affiliates from: (A) being an equity holder in a mutual fund or a diversified investment company; or (2) being a passive owner of not more than two percent (2%) in the aggregate of an outstanding class of publicly traded securities.
(iv)    Each Restricted Party recognizes that it has been instrumental in the success of the Restricted Business and in establishing and maintaining the Companies’ customer relationships as well as having had access to, acquiring and assisting in developing Company Information, all of which are critical to the business of the Companies. This includes information with respect to the Companies’ present and prospective products, services, clients, customers, subcontractors, suppliers, pricing, cost and financial information and sales and marketing methods. Each Restricted Party acknowledges that such information is and will continue to be of significant value to the Buyer and that any use other than by the Buyer in operating the Companies after the Closing could cause substantial loss to the Buyer and thereby to the investment the Buyer is making in the Companies. Each Restricted Party accordingly agrees that, without the express prior written consent of the Buyer, for the period beginning on the Closing Date and ending on December 31, 2018, anywhere within the United States, Canada or Mexico:
(A)Such Restricted Party will not directly or indirectly engage in or
(B)conduct any business which directly or indirectly competes or interferes with the business of the Companies or any business proposed on or before the Closing to be conducted by the Companies.
(C)Such Restricted Party will not directly or indirectly interfere
(D)with, solicit, induce or accept for itself, or for anyone other than the Buyer, any of the present or past clients or customers or employees of the Companies unless such present or past client, customer or employee has not been a client or customer of, or employed by, any Company for a period in excess of six (6) months.
(A)Such Restricted Party will not directly or indirectly interfere
(B)with, attempt to interfere with or disparage the Companies’ or the Buyer’s relationship with any vendor, client, customer, contractor, supplier, employee, owner-operator or consultant (or the terms relating to such relationships) of the Companies’ business.
(C)Each Restricted Party acknowledges that (1) the Companies’
(D)business is international in scope; (2) the Companies’ services are marketed throughout the United States, Canada and Mexico; (3) the Companies’ business competes with other businesses that are or could be located in any part of the United States, Canada and Mexico; (4) the Buyer has required that each Restricted Party make the covenants set forth in this Section 7.4 as a condition to the Buyer’s purchase of the Shares; (5) the provisions of this Section 7.4 are reasonable and necessary to protect and preserve the Buyer’s interests in and right to the ownership and operation of the Companies after the Closing; and (6) the Buyer would be irreparably damaged if any Restricted Party were to breach the covenants set forth in this Section 7.4.
(b)    Injunction. It is recognized and hereby acknowledged by the parties hereto that a breach or violation by any Seller of Section 7.4(a) may cause irreparable harm and damage to Buyer in a monetary amount that may be virtually impossible to ascertain. As a result, Seller recognizes and hereby acknowledges that Buyer shall be entitled to seek an injunction from any court of competent jurisdiction enjoining and restraining any breach or violation of any or all of the covenants set forth in Section 7.4(a) by such Restricted Party, and that such right to injunction shall be cumulative and in addition to whatever other rights or remedies Buyer and/or the Companies may possess hereunder, at law or in equity. Nothing contained in this Section 7.4(b) shall be construed to prevent Buyer and/or the Companies from seeking and recovering from each Restricted Party Damages sustained by them as a result of any breach or violation by a Restricted Party of any of the covenants or agreements contained in this Section 7.4.
ARTICLE VIII- TAX MATTERS
8.1    Representations and Obligations Regarding Taxes. Each Company hereby represents and warrants to and agree with Buyer that, except as set forth on Schedule 8.1 hereto:
(a)Each Company has filed all federal income and all other material Tax Returns
(b)that it has been required to file. All such Tax Returns were correct and complete in all material respects. All Taxes owed by the Companies (whether or not shown on any Tax Return and whether or not any Tax Return was required) have been paid. Since January 1, 2008, no claim has been made by a Taxing Authority in a jurisdiction where any Company does not file Tax Returns that such Company is subject to taxation by that jurisdiction.
(c)There is no pending dispute or claim concerning any Tax liability of any
(d)Company either (i) claimed or raised by any Taxing Authority in writing or (ii) as to which any Company has actual knowledge based upon personal contact with any agent of such Taxing Authority. No issue relating to Taxes has been raised in writing by a Taxing Authority during any pending audit or examination, and no issue relating to Taxes was raised in writing by a Taxing Authority in any audit or examination completed since January 1, 2008, that reasonably can be expected to recur in a later taxable period. The Companies have made available to Buyer correct and complete copies of all federal income Tax and other material Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by either of the Companies since January 1, 2008.
(e)None of the Companies has waived any statute of limitations in respect of Taxes
(f)or agreed to any extension of time with respect to a Tax assessment or deficiency.
(a)None of the Companies is a party to any Tax allocation or sharing agreement.
(b)None of the Companies has been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than the Companies). None of the Companies has liability for the Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise, except for a Contract the principal purpose of which is not to indemnify or pay the Taxes of another person.
(c)None of the Companies is a party to any joint venture, partnership or other
(d)arrangement or contract that could be treated as a partnership for federal income Tax purposes.
(e)None of the Companies has entered into any sale leaseback or leveraged lease
(f)transaction that fails to satisfy the requirements of Revenue Procedure 2001-28 (or similar provisions of foreign law) or any safe harbor lease transaction.
(g)All material elections with respect to Taxes affecting the Companies are
(h)disclosed or attached to a Tax Return of a Company.
(i)All private letter rulings issued by the Internal Revenue Service to any of the
(j)Companies since January 1, 2008 (and any corresponding ruling or determination of any state, local or foreign Taxing Authority) have been disclosed in Schedule 8.1 hereto, and there are no pending requests for any such rulings (or corresponding determinations).
(k)None of the Companies will be required to include any items of income in, or
(l)exclude any items of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (i) any change in method of accounting for a taxable period ending on or prior to the Closing Date under Section 481(c) of the Code (or any corresponding or similar provision of state, local or foreign income tax law); (ii) any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income tax law); (iii) any installment sale or open transaction made on or prior to the Closing Date; (iv) any prepaid amount received on or prior to the Closing Date; (v) the cash basis method of accounting or percentage of completion method of accounting; or (vi) an election under Section 108(i) of the Code.
(m)None of the Companies has or since January 1, 2008 had a permanent
(n)establishment in any foreign country and none is engaged or has since January 1, 2008 engaged in a trade or business in any foreign country. No Taxing Authority is asserting or, to the Knowledge of each Company, threatening to assert a claim against any Company under or as a result of Section 482 of the Code or any similar provision of any foreign, state or local Tax law.
(o)Since January 1, 2008, none of the Companies was a distributing corporation or a
(p)controlled corporation in a transaction intended to be governed by Section 355 of the Code.

(q)None of the Companies has since January 1, 2008 engaged in any “reportable
(r)transaction” as defined in Section 6707A of the Code or Treasury Regulation Section 1.6011-4 (or any predecessor provision).
(s)At all times since January 1, 2006 through and including the effective time of the
(t)Closing, the Seller has been and will continue to be treated as an S corporation within the meaning of Section 1361(a) of the Code. At all times since January 1, 2006 through and including the effective time of the Closing, each of the Companies has been and will continue to be treated as a qualified subchapter S subsidiary within the meaning of Section 1361(b)(3)(B) of the Code.
8.2    Indemnification for Taxes.
(a)    From and after the Closing, the Seller and the Stockholders shall, jointly and severally, indemnify the Companies and any Buyer Indemnified Person (each herein sometimes referred to as an “Indemnified Taxpayer”) against, and protect, save and hold harmless each Indemnified Taxpayer from, any and all out-of-pocket Damages, deficiencies, losses and reasonable expenses, including, without limitation, reasonable attorneys’, accountants’ and experts’ fees and disbursements (all herein referred to as “Losses”) resulting from:
(i)except to the extent reflected in the calculation of Closing Date Working
(ii)Capital, any Taxes of any Company allocable to any period ending on or prior to the Closing Date or, as provided in Section 8.3(c) hereof, allocable to any period that begins before and ends after the Closing Date;
(iii)any Tax of any Person other than any Company for periods ending
(iv)before the Closing Date imposed upon any Company as a result of the Company being included prior to the Closing Date in a combined, consolidated or unitary Tax group under Treasury Regulation Section 1.1502-6 (or any similar provision of the applicable law of any Governmental Authority) or, as a transferee or successor, by contract or otherwise, except for a Contract the principal purpose of which is not to indemnify or pay the Taxes of another person; or
(v)any transfer or gains Tax, sales Tax, use Tax, stamp Tax, stock transfer
(vi)Tax, or other similar Tax imposed on the transactions contemplated by this Agreement;
(vii)the failure to pay state income Taxes, state franchise Taxes or
(viii)commercial activity Taxes in any jurisdiction prior to the Closing Date (the “Potential State Tax Matters”); or
(ix)any misrepresentation or breach of any representation, warranty or
(x)obligation set forth in this Article VIII.
(b)    Subject to the resolution of any Tax contest pursuant to Section 8.2(c), upon notice from Buyer to the Seller’s Representative that an Indemnified Taxpayer is entitled to an indemnification payment for a Loss pursuant to Section 8.2(a), the Seller and the Stockholders shall, jointly and severally, thereupon pay to the Indemnified Taxpayer an aggregate amount equal to such Loss.
(c)    If a claim shall be made by any Taxing Authority that, if successful, would result in the indemnification of an Indemnified Taxpayer, the Indemnified Taxpayer shall notify the Seller’s Representative in writing of such fact within 10 days of the Indemnified Taxpayer’s receipt of written notice of such claim by the Taxing Authority; provided, however, that any failure to give such notice will not waive any rights of the Indemnified Taxpayer except to the extent the rights of the indemnifying parties are actually materially prejudiced.
(i)    The Seller shall have the right to defend the Indemnified Taxpayer against such claim with counsel of their choice satisfactory to the Indemnified Taxpayer so long as (A) the Seller’s Representative notifies the Indemnified Taxpayer in writing within fifteen (15) days after the Indemnified Taxpayer has given notice of such claim that the Seller will indemnify the Indemnified Taxpayer from and against the entirety of any Losses the Indemnified Taxpayer may suffer resulting from, arising out of, relating to, in the nature of, or caused by the claim, (B) if the Indemnified Taxpayer is required to pay the Tax claimed and sue for a refund, the Seller shall have advanced to the Indemnified
Taxpayer, on an interest free basis, the full amount the Indemnified Taxpayer is required to pay, and (C) the Seller conduct the defense of the claim actively and diligently.
(i)Subject to the provisions of paragraph (i) above, the Seller shall be
(ii)entitled to prosecute such contest to a determination in a court of initial jurisdiction, and if the Seller shall reasonably request, to a determination in an appellate court.
(iii)The Seller shall not settle any claim relating to Taxes without notice to
(iv)and the prior written consent of Buyer (which consent shall not be unreasonably withheld, delayed or conditioned), unless otherwise required by Legal Requirements.
(v)If, after actual receipt by the Indemnified Taxpayer of an amount

(vi)advanced by the Seller pursuant to paragraph (i)(B) above, the extent of the liability of the Indemnified Taxpayer with respect to the indemnified matter shall be established by the judgment or decree of a court that has become final or a binding settlement with an administrative agency having jurisdiction thereof that has become final, the Indemnified Taxpayer shall promptly pay to the Seller any refund received by or credited to the Indemnified Taxpayer with respect to the indemnified matter (together with any interest paid or credited thereon by the Taxing Authority and any recovery of legal fees from such Taxing Authority); provided, however, that the Indemnified Taxpayer shall not be required to make any payment hereunder before such time as the Seller shall have made all payments or indemnities then due with respect to Indemnified Taxpayer pursuant to this Article VIII.
(vii)If the Seller does not timely elect to defend a Tax claim following notice
(viii)thereof, the Indemnified Taxpayer may defend against and, with the consent of the Seller’s Representative (which consent shall not be unreasonably withheld), consent to the entry of any judgment or enter into any settlement with respect to, the claim in any manner it may reasonably deem appropriate.
(d)    Notwithstanding anything to the contrary contained in this Agreement, the indemnification obligations of the Seller under this Article VIII shall survive the Closing until the end of the statutes of limitations for the assessment of the applicable Tax and shall not be subject to any amount limitations.
8.3    Additional Agreements.
(a)Subsequent to the Closing, Buyer shall, and shall cause each of the Companies
(b)to, (i) grant to the Seller’s Representative and its representatives access at all reasonable times to the Companies’ books and records (including tax workpapers and returns and correspondence with tax authorities), including the right to take extracts therefrom and make copies thereof, to the extent that such books and records relate to the operations of the Companies during taxable periods ending on or prior to or that include the Closing Date, and (ii) otherwise cooperate with the Seller in connection with any audit of Taxes that relate to the business of the Companies prior to the Closing.
(c)Each Company will prepare, or cause to be prepared, in accordance with past
(d)practices unless otherwise required by applicable Legal Requirements, at each Company’s expense, and file, or cause to be filed, all Tax Returns for the Companies for all Tax periods ending prior to the Closing Date (or Tax periods that begin before the Closing Date and end after the Closing Date) that are filed after the Closing Date. Each Company will provide the Seller’s Representative with copies of any such Tax Returns for Seller’s Representative’s reasonable review and comment, at least thirty (30) days prior to the due date thereof (giving effect to any extensions thereto). If the Seller’s Representative agrees with the Tax Returns, then each Company shall file or cause to be filed such Tax Returns. If, within twenty (20) days after the receipt of the Tax Returns, the Seller’s Representative notifies each Company that it disputes the manner of preparation of the Tax Returns, then each Company and the Seller’s Representative shall attempt to resolve their disagreement within five (5) days following the notification of such disagreement. If each Company and the Seller’s Representative are not able to resolve their disagreement, then the dispute shall be submitted to the Settlement Accountants. The parties shall use their respective best efforts to cause the Settlement Accountants to resolve the disagreement within thirty (30) days after the date on which they are engaged or as soon as possible thereafter. The determination of the Settlement Accountants shall be binding on the parties. The cost of the services of the Settlement Accountants will be borne by the party whose calculation of the matter in disagreement differs the most from the calculation as finally determined by the Settlement Accountants.
(a)The Seller and the Stockholders shall, jointly and severally, pay to each
(b)Company, within five (5) days after the date on which Taxes are paid with respect to periods beginning before the Closing Date and ending on or after the Closing Date (“Straddle Periods”), an amount equal to the excess, if any, of (x) the portion of those Taxes that relates to the portion of the Straddle Period ending on the day immediately before the Closing Date, over (y) the amount with respect thereto that is reflected in the calculation of Closing Date Working Capital. For purposes of this Agreement, in the case of any Straddle Period, any Tax based directly or indirectly on gross or net income or receipts or imposed in respect of specific transactions shall be allocated by assuming that the taxable period ended on the day immediately before the Closing Date, and any other Tax shall be allocated based on the number of days in the Straddle Period ending on the Closing Date divided by the total number of days in the Straddle Period.
(c)Section 8.1 sets forth the sole and exclusive representations and warranties
(d)regarding Tax matters of the Companies.
(e)Without the prior written consent of the Seller’s Representative (which shall not
(f)be unreasonably withheld, conditioned, or delayed), unless required by Legal Requirements, none of Buyer, Buyer’s Affiliates, or any Company shall enter into any closing agreement, settle any Tax claim or assessment relating to any Company, extend or waive the limitation period applicable to any Tax claim or assessment, surrender any right to claim a refund of Taxes, or take any other similar action, or omit to take any action relating to the filing of any Tax Return or the payment of any Tax, if such action or omission would or could reasonably be expected to have the effect of increasing the Tax liability of any Company or the Seller for any Tax period (or portion thereof) ending on or prior to the Closing Date.
(g)Except to the extent required by Legal Requirements, following the Closing,

(h)Buyer shall not, and shall not permit any Company to, file any Tax Return or any amended Tax Return for any Company with respect to any Tax period ending on or before the Closing Date or for any Straddle Period without Seller’s Representative’s prior written consent (which consent shall not be unreasonably withheld). Seller shall be entitled to retain, or receive immediate payment from Buyer of, any Tax refund or credit (including refunds and credits arising by reason of amended Tax Returns filed after the Closing Date or otherwise) to which any Company becomes entitled with respect to any Tax period ending on or before the Closing Date other than any Tax refund or credit reflected in the calculation of Closing Date Working Capital or to the extent attributable to a carryback of a Tax attribute arising after the Closing Date. Buyer and Seller’s Representative shall equitably apportion any refund or credit with respect to Taxes with respect to a Straddle Period in a manner reflecting the allocation principles of Section 8.3(c).
(i)If the Seller’s Representative determines that any Company is entitled to file or
(j)make a formal or informal claim for refund or an amended Tax Return providing for a refund for such Company or the Seller with respect to a taxable period ending on or before the Closing Date, then Buyer will (so long as not inconsistent with applicable law), if the Seller’s Representative so requests and at the Seller’s expense, cause the relevant entity to file or make such claim or amended Tax Return, including through the prosecution of any proceeding which the Seller’s Representative reasonably directs such
Company to pursue; provided, that any such action does not increase Taxes of Buyer or any Company for periods ending after the Closing Date.
(h)    Buyer and the Seller’s Representative will cooperate, as and to the extent reasonably requested by the other party, in connection with the filing and preparation of Tax Returns pursuant to this Article VIII and any proceeding related thereto. Such cooperation will include the retention and (upon the other party’s request) the provision of records and information that are reasonably relevant to any such proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Buyer will retain all books and records with respect to Tax matters pertinent to the Companies relating to any Tax period beginning before the Closing Date until 30 days after the expiration of the statute or period of limitations of the respective Tax periods. Buyer and the Seller’s Representative further agree, upon the other party’s request, to provide the other party with all information that any Party may be required to report pursuant to Section 6043 and Section 6043A of the Code.
8.4    Potential State Tax Matters. Following the Closing Date, the Seller’s Representative
shall have the right to require Buyer to cause any Company to (a) disclose to any Tax authority any or all Potential State Tax Matter(s) and (b) enter into voluntary disclosure agreements or similar agreements with any Tax authority for any Potential State Tax Matter ("VDA"). The Seller’s Representative shall have the right to control all matters related to any VDA, including the negotiation thereto; provided, however, that the Seller’s Representative (i) shall give Buyer written notice of its intent to contact a Tax authority with respect to a VDA not less than ten (10) days prior to first contact, (ii) shall give Buyer an opportunity to review any proposed VDA (whether proffered by the Seller’s Representative or the Tax authority) not less than ten (10) days prior to concluding a definitive agreement with respect to the VDA and (iii) if any VDA would affect the liability for Taxes of any Company for any period ending after the Closing Date, shall not enter into the VDA without first disclosing to Buyer the definitive terms of the VDA and obtaining Buyer’s prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned). If the Seller’s Representative fails to exercise the right granted under this Section 8.4 within six (6) months after the Closing Date, Buyer shall have the right thereafter, on behalf of any Company, to disclose to any Tax authority any or all Potential State Tax Matter(s) and enter into VDA(s) with respect thereto; provided, however, that in connection with any such VDA(s), Buyer (i) shall give the Seller’s Representative written notice of its intent to contact a Tax authority not less than ten (10) days prior to first contact and (ii) shall use commercially reasonable efforts to limit the amount of Taxes, penalties, interest or other Losses for which the Seller would be liable pursuant to Section 8.2(a)(iv) hereto. All payments made in connection with any VDA, including, without limitation, Taxes, penalties and interest, shall be deemed Losses for purposes of Section 8.2(a)(iv) above.
ARTICLE IX - MISCELLANEOUS
9.1    Limitation on Liability.
(a)The representations, warranties and agreements and indemnities of each
(b)Company, the Seller, the Stockholders and Buyer set forth in this Agreement shall survive the Closing except as expressly provided in Section 9.1(b).
(c)The Seller and the Stockholders shall have no liability to indemnify Buyer
(d)pursuant to clause (i) of Section 7.3(a) with respect to the representations and warranties set forth in this Agreement, in each case unless the Seller’s Representative receives notice in writing from Buyer of Buyer’s claim under said indemnity on or before the eighteen (18) month anniversary of the Closing Date, except that (A) claims related to fraud or willful misconduct shall survive until the expiration of 10 Business Days following the date on which the statute of limitations otherwise applicable to such claims has expired, (B) claims arising from the breach of the representations and warranties contained in Sections 8.1 (Taxes), 3.17 (Environmental Matters) and 3.7 (Employee Benefit Matters) shall survive until the expiration of 10 Business Days following the date on which the statute of limitations otherwise applicable to claims relating to the subject matter of such representations has expired and (C) claims arising from the breach of the representations and warranties contained in Sections 3.1 (Organization and Good Standing), 3.2 (Authority, Approval and Enforceability), 3.3(a) (Capitalization), 3.16(b) (Equipment and Other Tangible Property), 3.20 (Labor Matters) and 3.22 (No Brokers) shall survive indefinitely. Claims with respect to matters described in clauses (A), (B) and (C) of this Section 9.1 are sometimes collectively referred to as the “Special Matters.”
(a)For purposes of the indemnification contemplated by Section 7.3(a)(i) hereof, all
(b)qualifications and exceptions contained in the Article III representations and warranties relating to materiality, material adverse effect or words of similar impact (but not specific dollar thresholds) shall be disregarded. However, the Seller and the Stockholders shall be obligated to indemnify as and to the extent set forth in Section 7.3(a)(i) of this Agreement (other than with respect to the Special Matters) only if the aggregate of all of their liability under such indemnity obligations exceeds $500,000, in which case, the Seller and the Stockholders will be responsible for the full amount of such indemnity claims (for example, if the indemnity claims for which they would, but for the provisions of this paragraph (c), be liable aggregate $750,000 (disregarding all materiality qualifiers in the Article III representations), the Seller would then be liable for $750,000). In addition, (i) in no event shall the aggregate liability of the Seller and the Stockholders with respect to Section 7.3(a)(i) of this Agreement (other than with respect to the Special Matters) exceed $10,000,000), and (ii) in no event shall the aggregate liability of the Seller and the Stockholders with respect to the Special Matters exceed the Purchase Price. From and after the Closing (but subject to the provisions of this Section 9.1, any claims for indemnification under Section 7.3 shall be satisfied (i) first, by recouping all of such indemnifiable Damages (subject to the other provisions of this Section 9.1) from the Escrow Amount in accordance with the terms of the Escrow Agreement, (ii) thereafter, in the event that the Escrow Amount is exhausted or no longer available, by recovery directly from the Seller and (iii) to the extent that the Seller no longer exists or has insufficient funds to satisfy such claims, by recovery directly from the Stockholders, jointly and severally. For the avoidance of doubt, any claims for indemnification for a breach of any of the representations or warranties contained in Sections 3.26 through 3.31 or for the breach or failure to perform by Seller of its covenants, obligations or agreements contained in this Agreement, shall be recovered directly from the Seller and the Stockholders in accordance with, and subject to the limitations of, the provisions of this Section 9.1.
(c)In calculating any Damages or Losses, there shall be deducted any insurance
(d)proceeds due to Buyer, the Buyer or Indemnified Taxpayer in respect thereof, net of any reasonable expenses incurred in recovering such monies from the insurance carrier. The parties shall cooperate with each other in pursuing insurance claims with respect to any Damages or Losses that could reasonably be expected to be subject to indemnification hereunder. If, after Seller or any Stockholder has paid to any Buyer Indemnified Person or Indemnified Taxpayer, as applicable, any indemnification claim under Section 7.3 or Section 8.2, Buyer or any Company receives any insurance proceeds as a result of the matter giving rise to such indemnification claim, then Buyer shall promptly turn over to the Seller and/or the Stockholders, as applicable, any such insurance proceeds received to the extent of the payments theretofore made by the Seller and/or the Stockholders, as applicable, on the indemnification claim. Buyer shall, and shall cause the Companies to, use all reasonable commercial efforts to mitigate all Damages and Losses that could reasonably be subject to an indemnification claim against Seller hereunder. Without limiting the generality of the foregoing, Buyer shall, and shall cause the Companies to, use all reasonable commercial efforts to pursue with reasonable diligence all available recoveries under insurance policies and other collateral sources (such as indemnities of any Person which are contained outside this Agreement) and not release or permit to be released any such collateral sources from any obligations which they may have. In calculating any Damages or Losses, (i) the Buyer Indemnified Persons shall not be entitled to make any indemnification claim for Damages or Loss to the extent the matter in question was taken into account in the calculation of the Closing Date Working Capital, (ii) any amount payable pursuant to Article 8 or Article 9 shall be paid without duplication, and in no event shall any Indemnified Party be entitled to indemnification under any provision of this Agreement for any amount to the extent such Indemnified Party previously has been indemnified or otherwise reimbursed for or otherwise recovers such amount under any other provision of this Agreement, and (iii) Damages and Loss shall be determined net of any amount actually recovered by an Indemnified Party from a third party with respect to such Damages or Losses.
(a)From and after the Closing, and subject to Section 7.4(b), the sole and exclusive
(b)remedy of each party with respect to any breach of a representation, warranty, covenant or agreement in this Agreement shall be pursuant (and only pursuant) to the indemnification provisions set forth in Section 7.3, Article VIII and this Section 9.1, other than claims for common law fraud by the Seller or any Stockholder; provided, however, that notwithstanding anything in this Section 9.1(e), (x) each party shall be entitled to seek specific performance and injunctive relief in connection with any breach or threatened breach of a covenant or agreement herein, and (y) none of the limitations set forth in Section 9.1(c) shall be applicable to claims for indemnification with respect to any breach of a covenant or agreement herein. Without limiting the generality of the preceding sentence, no legal action sounding in tort (other than common law fraud by Seller or any Stockholder) or strict liability may be maintained by any party, and the Seller and the Stockholders shall not be subject to liability for punitive or consequential damages except (i) in connection with common law fraud by Seller or any Stockholder, or (ii) if and to the extent punitive or consequential damages are part of a Tax claim or Third Party Claim for which indemnification is sought pursuant to this Agreement.
(c)If any third party shall notify in writing any party (the “Indemnified Party”) with
(d)respect to any matter (a “Third Party Claim”) that would reasonably be expected to give rise to a claim for indemnification against any other party (the “Indemnifying Party”) under Section 7.3, then the Indemnified Party shall, not later than 30 days after receipt of such notice, notify each Indemnifying Party thereof in writing.
(e)Any Indemnifying Party will have the right to litigate, contest and defend the
(f)Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party (and, subject to Section 9.1(i) hereof, negotiate and settle such Third Party Claim) so long as (i) the Indemnifying Party notifies the Indemnified Party in writing, within thirty (30) days after the Indemnified Party has given notice of the Third Party Claim, that the Indemnifying Party will indemnify the Indemnified Party from and against any and all Damages the Indemnified Party could reasonably be expected to suffer resulting from or arising out of the Third Party Claim, (ii) settlement of, or an adverse judgment with respect to, the Third Party Claim would not reasonably be expected to have a material adverse effect on the continuing business interests of the Indemnified Party, and (iii) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.
(g)So long as the Indemnifying Party is conducting the defense of the Third Party
(h)Claim in accordance with Section 9.1(h) above, (i) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (ii) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld unreasonably), and (iii) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably, it being agreed that it would be unreasonable to withhold consent to a settlement that (x) involves only the payment of funds by the Indemnifying Party, and (y) would not reasonably be expected to have a material adverse effect on the continuing business interests of the Indemnified Party).
(i)    In the event any of the conditions in Section 9.1(h) above is or becomes unsatisfied, however, (i) the Indemnified Party may defend against the Third Party Claim in any manner it reasonably deems appropriate, (ii) the Indemnifying Parties will reimburse the Indemnified Party promptly and periodically for the reasonable costs of defending against the Third Party Claim (including reasonable attorneys’ fees and expenses), and (iii) the Indemnifying Parties will remain responsible for any Damages the Indemnified Party suffers resulting from or arising out of the Third Party Claim; provided, however, that the Indemnified Party may not consent to the entry of any judgment or enter into any settlement with respect to any such Third Party Claim without the prior written consent of the Indemnifying Party (the Seller’s Representative if the Indemnifying Party is Seller), which consent shall not be unreasonably withheld or delayed.
9.2    Confidentiality. Prior to the Closing, Buyer shall, and shall cause its Affiliates and their respective employees, agents, accountants, legal counsel and other representatives and advisers to, hold in strict confidence all, and not divulge or disclose any, information of any kind concerning the transactions contemplated by this Agreement, the Companies, or their respective businesses; provided, however, that the foregoing obligation of confidence shall not apply to (a) information that is or becomes generally available to the public other than as a result of a disclosure by Buyer, any of its Affiliates, or any of their respective employees, agents, accountants, legal counsel or other representatives or advisers, (b) information that is or becomes available to Buyer, any of its Affiliates, or any of their respective employees, agents, accountants, legal counsel or other representatives or advisers on a non-confidential basis prior to its disclosure by any of the Companies or any of their respective employees or representatives, and (c) information that is required to be disclosed by Buyer, any of its Affiliates, or any of their respective employees, agents, accountants, legal counsel or other representatives or advisers as a result of any applicable law, rule or regulation of any Governmental Authority; and provided further that Buyer shall promptly notify each Company and the Seller’s Representative of any disclosure pursuant to clause (c) of this Section 9.2.
9.3    Brokers. Regardless of whether the Closing shall occur, (i) the Seller shall indemnify and hold harmless Buyer from and against any and all liability for any broker’s or finder’s fees arising with respect to brokers or finders retained or engaged by or on behalf of any Company or Seller in respect of the transactions contemplated by this Agreement, and (ii) Buyer shall indemnify and hold harmless the Companies and Seller from and against any and all liability for any brokers’ or finders’ fees arising with respect to brokers or finders retained or engaged by or on behalf of Buyer in respect of the transactions contemplated by this Agreement.
9.4    Costs and Expenses. Each of the parties to this Agreement shall bear their own expenses incurred in connection with the negotiation, preparation, execution and closing of this Agreement and the transactions contemplated hereby.
9.5    Notices. Any notice, request, instruction, correspondence or other document to be given hereunder by any party hereto to another (herein collectively called “Notice”) shall be in writing and delivered personally or mailed by registered or certified mail, postage prepaid and return receipt requested, or by electronic mail or facsimile, as follows:
IF TO BUYER:    Forward Air Corporation
2750 Southpoint Drive
Forest Park, Georgia 30297 Attn.: Matthew J. Jewell, Esq. Telecopy No.: (423) 636-3439
With a copy to:
DLA Piper LLP (US)
6225 Smith Avenue
Baltimore, Maryland 21209 Attn.: Jason C. Harmon, Esq. Telecopy No.: (410) 580-3170
IF TO ANY OR ALL OF ANY COMPANY, SELLER, STOCKHOLDERS AND/OR

THE SELLER’S REPRESENTATIVE:	Bryan F. Grane
400 South Hill Avenue Elmhurst, Illinois 60725 Telecopy No.: (630) 595-9551
With a copy to:
Levenfeld Pearlstein, LLC
2 North LaSalle Street, Suite 1300
Chicago, Illinois 60602 Attn.: Russell Shapiro, Esq.
Telecopy No.: (312) 346-8434
Each of the above addresses for Notice purposes may be changed by providing appropriate notice hereunder. Notice given by personal delivery or registered or certified mail shall be effective upon actual receipt. Notice given by electronic mail or facsimile shall be effective upon actual receipt if received during the recipient’s normal business hours, or at the beginning of the recipient’s next normal business day after receipt if not received during the recipient’s normal business hours. All Notices by facsimile shall be confirmed by the sender thereof promptly after transmission in writing by registered or certified mail or personal delivery. Anything to the contrary contained herein notwithstanding, notices to any party hereto shall not be deemed effective with respect to such party until such Notice would, but for this sentence, be effective both as to such party and as to all other Persons to whom copies are provided above to be given.
9.6    Governing Law. The provisions of this Agreement and the documents delivered pursuant hereto shall be governed by and construed in accordance with the laws of the state of Delaware (excluding any conflict of law rule or principle that would refer to the laws of another jurisdiction). Each party hereto irrevocably submits to the jurisdiction of the Circuit Court of the state of Delaware, in any action or proceeding arising out of or relating to this Agreement or any of the Collateral Agreements, and each party hereby irrevocably agrees that all claims in respect of any such action or proceeding must be brought and/or defended in such court; provided, however, that matters which are under the exclusive jurisdiction of the federal courts shall be brought in the Federal District Court for the District of Delaware. Each party hereto consents to service of process by any means authorized by the applicable law of the forum in any action brought under or arising out of this Agreement or any of the Collateral Agreements, and each party irrevocably waives, to the fullest extent each may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING ARISING HEREUNDER.
9.7    Entire Agreement; Amendments and Waivers. This Agreement and the Collateral
Agreements, together with all exhibits and schedules attached hereto, constitutes the entire agreement between and among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties, and there are no warranties, representations or other agreements between the parties in connection with the subject matter hereof except as set forth specifically herein or contemplated hereby. No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (regardless of whether similar), nor shall any such waiver constitute a continuing waiver unless otherwise expressly provided.
9.8    Binding Effect and Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns; but neither this Agreement nor any of the rights, benefits or obligations hereunder shall be assigned, by operation of law or otherwise, by any party hereto without the prior written consent of the other parties, provided, however, that nothing herein shall prohibit the assignment of Buyer’s rights (but not obligations) to any lender. Nothing in this Agreement, express or implied, is intended to confer upon any Person (other than the parties hereto) any rights, benefits or obligations hereunder.
9.9    Exhibits and Schedules. The exhibits and Schedules referred to herein are attached hereto and incorporated herein by this reference. Disclosure of a specific item in any one Schedule shall be deemed restricted only to the Section of Article III to which such disclosure specifically relates except where (a) there is an explicit cross-reference to another Schedule, or (b) it is reasonably apparent that the disclosure also applies to another representation or warranty in this Agreement.
9.10 Multiple Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Signatures to this Agreement that are transmitted electronically (i.e., via e-mail or facsimile) shall be accepted as originals.
9.11    References and Construction.
(a)Whenever required by the context, and is used in this Agreement, the singular
(b)number shall include the plural and pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural, as the identification of the Person may require. References to monetary amounts, specific named statutes and GAAP are intended to be and shall be construed as references to United States dollars, statutes of the United States of the stated name and United States GAAP, respectively, unless the context otherwise requires.
(c)The provisions of this Agreement shall be construed according to their fair
(d)meaning and neither for nor against any party hereto irrespective of which party caused such provisions to be drafted, and no rule of strict construction shall be applied against any party. Each of the parties acknowledge that it has been represented by an attorney in connection with the preparation and execution of this Agreement.
9.12    Seller’s Representative.
(a)    Appointment of Seller’s Representative. Seller hereby irrevocably constitutes and appoints Bryan Grane (the “Seller’s Representative”) to represent the Seller in connection with this Agreement and the Collateral Agreements. This power is irrevocable and coupled with an interest, and shall not be affected by the death, incapacity, illness, dissolution or other inability to act of Seller.
(b)    Authority. Seller hereby irrevocably grants the Seller’s Representative full power and authority:
(i)to execute and deliver, on behalf of Seller, and to accept delivery of, on
(ii)behalf of Seller, all such documents as may be deemed by the Seller’s Representative, in his sole discretion, to be appropriate to consummate this Agreement and the Collateral Agreements;
(iii)to endorse and to deliver on behalf of Seller, certificates representing the
(iv)Shares and assignments with respect to the Interests;
(v)to acknowledge receipt at the Closing of the Estimated Purchase Price, to
(vi)designate the manner of payment of such Estimated Purchase Price, and to certify on behalf of Seller as to the accuracy of the representations and warranties of Seller under, or pursuant to the terms of, this Agreement;
(vii)to receive disbursements of the Escrow Amounts in accordance with
(viii)Section 2.2(b) and the terms and conditions of the Escrow Agreement;
(ix)to (1) dispute or refrain from disputing, on behalf of Seller, any claim
(x)made by Buyer or any other Person under this Agreement; (2) negotiate and compromise, on behalf of Seller, any dispute that may arise under, and to exercise or refrain from exercising any remedies available under, this Agreement; and (3) execute, on behalf of Seller, any settlement agreement, release or other document with respect to such dispute or remedy;
(xi)to waive, on behalf of Seller, any closing condition contained in

(xii)Section VI of this Agreement and to give or agree to, on behalf of Seller, any and all consents, waivers, amendments or modifications deemed by the Seller’s Representative, in his sole discretion, to be necessary or appropriate under this Agreement, and, in each case, to execute and deliver any documents that may be necessary or appropriate in connection therewith;
(xiii)to enforce, on behalf of Seller, any claim against the Buyer arising under this Agreement or the Collateral Agreements;
(xiv)to engage attorneys, accountants and agents at the expense of Seller;
(xv)to amend this Agreement (other than this Section 9.12) or any of the
(xvi)instruments to be delivered to Buyer by Seller pursuant to this Agreement or the Collateral Agreements; and
(xvii)to give such instructions and to take such action or refrain from taking
(xviii)such action, on behalf of Seller, as the Seller’s Representative deems, in his sole discretion, necessary or appropriate to carry out the provisions of this Agreement.
(c)    Reliance. Seller hereby agrees that:
(i)in all matters in which action by the Seller’s Representative is required or
(ii)permitted, the Seller’s Representative is authorized to act on behalf of Seller, notwithstanding any dispute or disagreement between the Seller, or between Seller and the Seller’s Representative, Buyer shall be entitled to rely on any and all action taken by the Seller’s Representative under this Agreement or the Collateral Agreements without any liability to, or obligation to inquire of, Seller, notwithstanding any knowledge on the part of the Buyer of any such dispute or disagreement;
(iii)the power and authority of the Seller’s Representatives, as described in
(iv)this Agreement, shall continue in force until all rights and obligations of the Seller under this Agreement shall have terminated, expired or been fully performed; and
(v)the Seller shall have the right, exercisable from time to time upon
(vi)unanimous written notice delivered to the Seller’s Representative and the Buyer: (1) to remove the Seller’s Representative, with or without cause; and (2) to appoint any Person to fill the vacancy caused by the death, resignation or removal of the initial Seller’s Representative.
(d)    Indemnification and Release of Seller’s Representative. Seller shall indemnify the Seller’s Representative against any Damages (except such Damages as result from the Seller’s Representative’s gross negligence or willful misconduct) that the Seller’s Representative may suffer or incur in connection with any action or omission of the Seller’s Representative in his capacity as such. The Seller’s Representative shall not be liable to Seller with respect to any action or omission taken or omitted to be taken by the Seller’s Representative pursuant to this Section 9.17, except for Seller’s Representative’s gross negligence or willful misconduct.
ARTICLE X - DEFINITIONS
Capitalized terms used in this Agreement are used as defined in this Article X or elsewhere in this Agreement.
10.1    Affiliate. The term “Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person. The term “Control” as used in the preceding sentence means, with respect to a corporation, the right to exercise, directly or indirectly, more than 50% of the voting rights attributable to the shares of the controlled corporation and, with respect to any Person other than a corporation, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person.
10.2 Affiliated Group. The term “Affiliated Group” shall mean any affiliated group within the meaning of Section 1504(a) of the Code or any similar group defined under a similar provision of state, local or foreign law.
10.3 Available Cash. The term “Available Cash” shall mean all cash and cash equivalents held by the Companies as of 12:01 a.m. on the morning of the Closing Date less the amount of cash and cash equivalents necessary to cover unpaid expenses related to the transactions contemplated by this Agreement and outstanding checks which have been mailed or otherwise delivered by any of the Companies prior to such time but have not cleared.
10.4 Code. The term “Code” means the Internal Revenue Code of 1986, as amended.
10.5 Collateral Agreements. The term “Collateral Agreements” shall mean any or all of the exhibits to this Agreement and any and all other agreements, instruments or documents required or expressly provided under this Agreement to be executed and delivered in connection with the transactions contemplated by this Agreement.

10.6 Confidential Information. The term “Confidential Information” shall mean confidential data and confidential information relating to the business of the Companies (which does not rise to the status of a Trade Secret under applicable law) which is or has been disclosed to the Seller as a consequence of or through an employment or other relationship with the Companies and which has value to the Companies and is not generally known to the competitors of the Companies, including (i) internal business information (including information relating to strategic and staffing plans and practices, business, training, marketing, promotional and sales plans and practices, cost, rate and pricing structures and accounting and business methods), (ii) identities of, individual requirements of, specific contractual arrangements with, and information about, the Companies’ customers, independent contractors or other business relations of the Companies and their confidential information, (iii) trade secrets, know-how, compilations of data and analyses, techniques, systems, research, records, reports, manuals, documentation, data and data bases relating thereto and (iv) inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports and all similar or related information (whether or not patentable). Notwithstanding the foregoing, Confidential Information shall not include any data or information that (i) has been voluntarily disclosed to the general public by any Company or any of their respective Affiliates, (ii) has been independently developed and disclosed to the general public by others, or (iii) otherwise enters the public domain through lawful means.
10.7 Contracts. The term “Contracts,” when described as being those of or applicable to any Person, shall mean any and all contracts, agreements, commitments, leases, licenses, mortgages, bonds, notes, guaranties, other undertakings to which such Person is a party or to which or by which such Person is bound, excluding any Permits.
10.8 Damages. Subject to Section 9.1(d) and Section 9.1(e), the term “Damages” shall mean any and all out-of-pocket damages, liabilities, obligations, penalties, fines, judgments, deficiencies, losses, costs, penalties, wages, liquidated damages, expenses and assessments (including without limitation income and other Taxes, interest, penalties and reasonable attorneys’ and accountants’ fees and disbursements, but specifically excluding (a) special, treble, exemplary, incidental, indirect or punitive damages, except to the extent any such amounts are actually paid by an Indemnified Party in connection with a claim, and (b) consequential damages, lost profits, diminution of value or loss of business reputation or opportunity, except to the extent any such amounts are actually paid by an Indemnified Party in connection with a claim).
10.9 Environmental Laws. The term “Environmental Law” shall mean all applicable Legal Requirements concerning pollution or protection of the environment and natural resources and concerning human health and safety in respect of Hazardous Materials, including Legal Requirements relating to emissions, discharges, releases or threatened releases of Hazardous Materials into ambient or indoor air, surface water, ground water or lands or subsurface strata and Legal Requirements relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of, or exposure to Hazardous Materials.
10.10 Financial Statements. The term “Financial Statements” shall mean balance sheets and related statements of income and cash flows.
10.11 Funded Indebtedness. The term “Funded Indebtedness” shall mean the aggregate amount (including the current portions thereof) of all (a) indebtedness for money borrowed from others (including all notes, interest payables and other amounts payable to officers and other Affiliates of any of the Companies), capital lease obligations, and purchase money indebtedness of any of the Companies,
(b) indebtedness of the type described in clause (a) above guaranteed, directly or indirectly, in any manner by any Company, or in effect guaranteed, directly or indirectly, in any manner by any Company, through an agreement, contingent or otherwise, to supply funds to, or in any other manner invest in, the debtor, or to purchase indebtedness, or to purchase and pay for property if not delivered or to pay for services if not performed, primarily for the purpose of enabling the debtor to make payment of the indebtedness or to assure the owners of the indebtedness against loss, but excluding endorsements of checks and other instruments in the ordinary course, and (c) interest expense accrued but unpaid, and all prepayment premiums, on any of such indebtedness.
10.12 GAAP. The term “GAAP” means U.S. generally accepted accounting principles.
10.13 Governmental Authorities. The term “Governmental Authorities” shall mean any nation or country (including but not limited to the United States) and any commonwealth, territory or possession thereof and any political subdivision of any of the foregoing, including but not limited to courts, departments, commissions, boards, bureaus, agencies, ministries or other instrumentalities.
10.14 Hazardous Material. The term “Hazardous Material” shall mean any substance, material or waste that is (a) hazardous, toxic, infectious, explosive, radioactive, carcinogenic, ignitable, corrosive, reactive, or otherwise deleterious to living things or the environment, or (b) is or becomes identified, defined, designated, listed, restricted or otherwise regulated under Environmental Laws.

10.15 HSR Act. The term “HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended
10.16 Knowledge of each Company. The term “Knowledge of each Company” shall mean the actual knowledge of any of Bryan Grane, Ronald Vales and Mark Duffert, after reasonable inquiry with respect to the matter in question.
10.17 Legal Requirements. The term “Legal Requirements,” when described as being applicable to any Person, shall mean any and all laws (statutory, judicial or otherwise, including common law), ordinances, regulations, judgments, orders, directives, injunctions, writs, decrees or awards of, and any Contracts with, any Governmental Authority, in each case as and to the extent applicable to such Person.
10.18 Liens. The term “Liens” means all liens, mortgages, pledges, adverse claims, charges, security interests, encumbrances or other restrictions or limitations whatsoever.
10.19 Material Adverse Effect. The term “Material Adverse Effect” means a material adverse effect on the business, financial condition, results of operations or prospects of the Companies taken as a whole; provided, however, none of the following shall be deemed to constitute or be taken into account in determining whether there has been a Material Adverse Effect; (a) any acts of war (whether or not declared), terrorism or armed hostilities, or the escalation or worsening thereof; (b) any changes in applicable law or GAAP after the date hereof; (c) any changes affecting the United States or global economy or the industries or markets in which the Companies operate; (d) any action required by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of Buyer; (e) the announcement, pendency or completion of the transactions contemplated by this Agreement; or (f) any natural or man-made disaster or acts of God.
10.20 Permits. The term “Permits” shall mean any and all permits, rights, approvals, licenses, authorizations, legal status, orders or Contracts under any Legal Requirement or otherwise granted by any Governmental Authority.
10.21 Person. The term “Person” shall mean any individual, partnership, joint venture, firm, corporation, association, limited liability company, trust or other enterprise or any governmental or political subdivision or any agency, department or instrumentality thereof.
10.22 Tax. The term “Tax” shall mean any federal, state, local or foreign income, gross receipts, license, payroll, employment, unclaimed property, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), vehicle, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not, and any amounts payable pursuant to the determination or settlement of an audit.
10.23 Tax Return. The term “Tax Return” shall mean any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any Schedule or attachment thereto and including any amendment thereof.
10.24 Taxing Authority. The term “Taxing Authority” shall mean any Governmental Authority responsible for the imposition or collection of any Tax.
10.25 Trade Secrets. The term “Trade Secrets” shall mean information of the Companies including, without limitation, technical or nontechnical data, formulas, patterns, compilations, programs, financial data, financial plans, product or service plans or lists of actual or potential customers or suppliers which (a) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and (b) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.
10.26 Treasury Regulations. The term “Treasury Regulations” shall mean the regulations currently in force as final or temporary that have been issued by the U.S. Department of Treasury under its authority under the Code, and any successor regulations.
10.27 Working Capital. The term “Working Capital” shall mean the remainder, if any, of (a) the Companies’ consolidated current assets, including, without limitation, (i) accounts receivable (trade and unbilled), net of any allowance for doubtful accounts, (ii) prepaid expenses and (iii) other current assets, but excluding (A) Available Cash, (B) any income Tax receivables and deferred Tax assets and (C) Affiliate Receivables, minus (b) the Companies’ consolidated current liabilities, including, without limitation, (i) trade accounts payable, (ii) accrued expenses (including, without limitation, any expenses related to required contributions to the 401(k) Plan, any unpaid bonus or amounts accrued to employees under any Company’s vacation policy) and (iii) liabilities associated with the earn-outs for the ACE and THC acquisitions, but excluding (A) Funded Indebtedness, (B) accrued interest, (C) excess self-insurance accrual, if any, (D) liabilities associated with Labor Services, Inc.,

(E) unpaid expenses related to the transactions contemplated by this Agreement (to the extent deducted from Available Cash pursuant to the definition of Available Cash), and (F) any income Taxes payable by any Company and any deferred Tax liabilities, in each case calculated on a basis consistent with the accounting policies, practices and procedures used to prepare the Companies’ December 31, 2012 consolidated balance sheet included in the Company Financial Statements.
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EXECUTED as of the date first written above.
BUYER:
FORWARD AIR CORPORATION
By:     /s/ Bruce A. Campbell
Name: Bruce A. Campbell
Title: President and Chief Executive Officer
THE COMPANIES:
CENTRAL STATES TRUCKING CO.
By:     /s/ Bryan F. Grane
Name: Bryan F. Grane
Title: President and Chief Executive Officer
CENTRAL STATES LOGISTICS, INC.
By:     /s/ Bryan F. Grane
Name: Bryan F. Grane
Title: President and Chief Executive Officer
SELLER:
CENTRAL STATES INC.
By:     /s/ Bryan F. Grane
Name: Bryan F. Grane
Title: President and Chief Executive Officer
STOCKHOLDERS:
/s/ Bryan F. Grane
Bryan F. Grane
BRYAN F. GRANE 2012 GIFT TRUST
By:     /s/ Stephanie Grane
Name: Stephanie Grane Title: Trustee